Exhibit 10.4

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
dated as of December 1, 2010
among
AMB JAPAN FINANCE Y.K., as Initial Borrower,
AMB PROPERTY, L.P., as Guarantor,
AMB PROPERTY CORPORATION, as Guarantor,
THE BANKS LISTED THEREIN,
SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent and Sole Lead Arranger and Bookrunner

i

SECTION 9.21. USA Patriot Act	123
SECTION 9.22. OFAC List	124

SCHEDULE 1.1(a)	Initial Qualified Borrowers
SCHEDULE 1.1(b)	Initial Unencumbered Properties
SCHEDULE 2.2(a)	Project Information
SCHEDULE 2.18	Outstanding Letters of Credit
SCHEDULE 4.4 (b)	Disclosure of Additional Material Indebtedness
SCHEDULE 5.11(c)(1)	AMB Corporation Investments
SCHEDULE 5.11(c)(2)	AMB Corporation Properties
EXHIBIT A-1	Form of Note
EXHIBIT A-2	Form of Qualified Borrower Undertaking
EXHIBIT B	Qualified Borrower Joinder Agreement
EXHIBIT C	Form of Mortgage
EXHIBIT D	Form of TBI Pledge
EXHIBIT E	Form of Share Pledge
EXHIBIT F	Form of Consent
EXHIBIT G	Notices
EXHIBIT H	Form of Transfer Supplement
EXHIBIT I-1	Organizational and Structural Chart for AMB Japan Finance Y.K.
EXHIBIT I-2	Organizational and Structure Chart for Initial Qualified Borrowers
EXHIBIT J	Bank Commitment Increase Agreement
EXHIBIT K	New Bank Joinder Agreement
EXHIBIT L	Qualified Borrower Removal Notice/Form

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
          SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of December 1, 2010, among AMB JAPAN FINANCE Y.K., as Initial Borrower (the “Initial Borrower”), AMB PROPERTY, L.P., as Guarantor (“AMB LP”), AMB PROPERTY CORPORATION, as Guarantor (“AMB Corporation” and together with AMB LP, each a “Guarantor” and collectively, the “Guarantors”), the BANKS listed on the signature pages hereof, SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and Sole Lead Arranger and Bookrunner.
          WHEREAS, the Initial Borrower, the Initial Qualified Borrowers, the Administrative Agent and certain of the Banks entered into the Existing Revolving Credit Agreement; and
          WHEREAS, the parties hereto have agreed to amend and restate the terms and conditions contained in the Existing Revolving Credit Agreement in their entirety as hereinafter set forth,
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          I. The Existing Revolving Credit Agreement is hereby modified so that all of the terms and conditions of the aforesaid Existing Revolving Credit Agreement shall be restated in their entirety as set forth herein, and the Borrower agrees to comply with and be subject to all of the terms, covenants and conditions of this Agreement.
          II. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective as of the date hereof.
          III. Any reference in the Notes, any other Loan Document or any other document executed in connection with the Existing Revolving Credit Agreement shall be deemed to refer to this Agreement.
          The parties hereto agree as follows:

ARTICLE I
DEFINITIONS
          SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:
          “Adjusted EBITDA” means, for any period, EBITDA for such period minus (a) an amount equal to appropriate reserves for replacements of Ten Cents U.S. (US$0.10) (or in the case of any Real Property Asset owned by an Investment Affiliate or by a Consolidated Subsidiary, Guarantors’ Share of Ten Cents U.S. (US$0.10)) per square foot per annum for each Real Property Asset (provided that, as to any Real Property Asset acquired during such period such Ten Cents U.S. (US$0.10) per square foot adjustment shall be pro-rated for the period of ownership), plus (b) capitalized interest included in the basis of assets sold or contributed during such period to the extent that the gain from such sale or contribution was included or the loss from such sale or contribution was deducted in the calculation of EBITDA. Adjusted EBITDA includes rental income actually earned and shall exclude non-cash expenses related to employee and trustee stock and stock options.
          “Administrative Agent” shall mean Sumitomo Mitsui Banking Corporation in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.
          “Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to each Borrower) duly completed by such Bank.
          “Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.
          “Agreement” shall mean this Second Amended and Restated Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.
          “Alternate Currency” shall have the meaning set forth in Section 9.5(c).

          “AMB Corporation” shall mean AMB Property Corporation, a Maryland corporation, a real estate investment trust, which is the general partner of AMB LP and a Guarantor.
          “AMB Credit Agreements” shall have the meaning set forth in Section 9.5(b).
          “AMB LP” shall mean AMB Property, L.P., a Delaware limited partnership and a Guarantor.
          “AMB Revolver Provisions” shall have the meaning set forth in Section 9.5(b).
          “Amendment” shall have the meaning set forth in Section 9.5(c).
          “Annual Fronting Bank Fee” shall have the meaning set forth in Section 2.9(c).
          “Applicable Fee Percentage” means the respective percentages per annum determined, at any time, based on the range into which AMB LP’s Credit Rating then falls, in accordance with the table set forth below. Any change in AMB LP’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Fee Percentage. AMB LP shall have not less than two (2) Credit Ratings at all times. In the event that AMB LP receives only two (2) Credit Ratings (one of which must be from S&P or Moody’s), and such Credit Ratings are not equivalent, the Applicable Fee Percentage shall be determined by the higher of such two (2) Credit Ratings. In the event that AMB LP receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Fee Percentage shall be determined by the highest Credit Rating, provided that said highest rating shall be from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the Applicable Fee Percentage shall be determined by the highest Credit Rating from either S&P or Moody’s. Should AMB LP lose its Investment Grade Rating from both S&P and Moody’s, the Applicable Fee Percentage will revert to the unrated portion of the grid below. Upon reinstatement of its Investment Grade Rating from either S&P or Moody’s, the Applicable Fee Percentage will revert to the rated pricing grid below.

Range of AMB LP’s Credit	Applicable Fee Percentage (%
Rating (S&P/Moody’s Ratings)	per annum)
<BBB-/Baa3 or unrated	0.500

BBB-/Baa3	0.450

BBB/Baa2	0.400

BBB+/Baa1	0.350

A-/A3 or better	0.300

          “Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if either Guarantor has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if no Guarantor has entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by a Guarantor entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.
          “Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which AMB LP’s Credit Rating then falls, in accordance with the table set forth below. Any change in AMB LP’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. AMB LP shall have not less than two (2) Credit Ratings at all times. In the event that AMB LP receives only two (2) Credit Ratings (one of which must be from S&P or Moody’s), and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two (2) Credit Ratings. In the event that AMB LP receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be determined by the highest Credit Rating, provided that said highest rating shall be from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the Applicable Margin shall be determined by the highest Credit Rating from either S&P or Moody’s. Should AMB LP lose its Investment Grade Rating from both S&P and Moody’s, the Applicable Margin will revert to the unrated portion of the grid below. Upon reinstatement of its Investment Grade Rating from either S&P or Moody’s, the Applicable Margin will revert to the rated pricing grid below.

	Applicable Margin	Applicable Margin
Range of AMB LP’s Credit	for Base Rate Loan	for Yen LIBOR Loans
Rating Ratings)	(% per annum)	(% per annum)
<BBB-/Baa3 or unrated	2.000	3.000

BBB-/Baa3	1.300	2.300

BBB/Baa2	1.000	2.000

BBB+/Baa1	0.850	1.850

A-/A3 or better	0.750	1.750
          “Asset Liquidation Plan” means a plan that has been duly filed with the Director General of the Kanto Local Finance Bureau pursuant to Article 4 of TMK Law, as amended.
          “Asset Management Fees” means, for any period, the actual asset management fees paid by non-wholly owned Consolidated Subsidiaries and Investment Affiliates of AMB LP and third parties unaffiliated with AMB LP or, in the case of any such fees paid to any Consolidated Subsidiaries or Investment Affiliates, the Guarantors’ Share thereof, for such period, net of any expenses incurred in connection therewith for such period.
          “Assignee” has the meaning set forth in Section 9.6(c).
          “Balance Sheet Indebtedness” means with respect to any Person and assuming such Person is required to prepare financial statements in accordance with GAAP, without duplication, the Indebtedness of such Person which would be required to be included on the liabilities side of the balance sheet of such Person in accordance with GAAP excluding, in the case of the Guarantors, the Balance Sheet Indebtedness of any Consolidated Subsidiary. Notwithstanding the foregoing, Balance Sheet Indebtedness shall include current liabilities and all guarantees of Indebtedness of any Person.
          “Balloon Payments” shall mean with respect to any loan constituting Balance Sheet Indebtedness, any required principal payment of such loan which is either (i) payable at the maturity of such Indebtedness or (ii) in an amount which exceeds fifteen percent (15%) of the original principal amount of such loan; provided, however, that the final payment of a fully amortizing loan shall not constitute a Balloon Payment.

          “Bank” means each entity (other than a Credit Party) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.
          “Bank Commitment Increase Agreement” means each Bank Commitment Increase Agreement, by and among Borrower, the Guarantors, the Administrative Agent (on behalf of the Banks) and the applicable Bank which has agreed to increase its Commitment pursuant to the terms of Section 2.1(b), the form of which is attached hereto as Exhibit J.
          “Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
          “Bankruptcy Event” means, with respect to any Bank, such Bank becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Bank by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Bank.
          “Bankruptcy Law” means any governmental rules of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or receiver, or similar debtor relief effecting, including, without limitation, hasan, minji saisei, kaisha seiri, kaisha kosei, tokubetsu seisan and tokutei chotei.
          “Base Rate” means, for any day, a rate per annum equal to the Prime Rate for such day. Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Borrower or Banks.
          “Base Rate Borrowing” has the meaning set forth in Section 1.3.
          “Base Rate Loan” means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the provisions of this Agreement.

          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
          “Borrower” means, collectively, Initial Borrower and any Qualified Borrower for so long as such entity is a Qualified Borrower hereunder.
          “Borrower Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Borrower Event of Default.
          “Borrower Event of Default” shall have the meaning set forth in Section 6.3.
          “Borrowing” has the meaning set forth in Section 1.3.
          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo, Japan or, for purposes of the determination of Yen LIBOR only, London are authorized by law to close.
          “Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Funding Loan” shall have the meaning set forth in Section 5.14 hereof.
          “Cash or Cash Equivalents” shall mean (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (d) domestic corporate bonds, other than domestic corporate bonds issued by a Guarantor or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S & P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (e)

variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by a Guarantor or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least AA or the equivalent from two of S & P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by a Guarantor or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S & P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S & P and Moody’s, respectively (or, if at any time neither S & P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Canadian Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S & P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) foregoing.
          “Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.
          “Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral” shall have the meaning set forth in Section 2.13(a).
          “Collateralized LC Exposure” has the meaning set forth in Section 9.16(c).
          “Committed Borrowing” shall have the meaning set forth in Section 1.3.
          “Committed Loan” means a loan made by a Bank pursuant to Section 2.1, as well as loans required to be made by a Bank pursuant to Section 2.18 to reimburse a Fronting Bank for a Letter of Credit that has been drawn down; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
          “Commitment” means, with respect to each Bank, the amount set forth under the name of such Bank on the signature pages hereof as its commitment pursuant to this Agreement with respect to any Loans (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.11 or in connection with an assignment to an Assignee and increased from time to time pursuant to Section 2.1(b) or in connection with an assignment from an Assignor. As of the Closing Date, the aggregate Commitment is Forty-Five Billion Yen (JPY45,000,000,000). Notwithstanding the foregoing, to the extent any Bank is a Participating Bank, any amounts that such Bank may lend in an Alternate Currency shall reduce such Bank’s Commitment accordingly.
          “Consents” has the meaning set forth in Section 7.10.
          “Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with a Guarantor in accordance with GAAP.
          “Consolidated Subsidiary EBITDA” means, with respect to a Consolidated Subsidiary, for any period, (i) Income from Operations of such Consolidated Subsidiary for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations of such Consolidated Subsidiary for such period, plus (iii) Interest Expense deducted in the calculation of Income from Operations of such Consolidated Subsidiary for such period, all of the foregoing without duplication.
          “Consolidated Tangible Net Worth” means, at any time, the tangible net worth of AMB LP, on a consolidated basis, determined in accordance with GAAP, plus preferred units issued by Consolidated Subsidiaries, plus all accumulated depreciation and amortization of AMB LP plus Guarantors’ Share of accumulated depreciation and amortization of Investment Affiliates, deducted, in either case, from earnings in calculating Net Income.
          “Construction Asset” has the meaning set forth in the definition of the term “Construction Asset Cost”.
          “Construction Asset Cost” shall mean, with respect to a Real Property Asset (or, in the case of any Real Property Asset to be developed in phases, any phase thereof) in which Development Activity has begun (as evidenced by obtaining a permit to commence construction of the applicable industrial or retail improvements by the applicable governmental authority) but has not yet been substantially completed (substantial completion shall be deemed to mean not less than 90% completion, as such completion shall be evidenced by a certificate of occupancy or its equivalent and the commencement of the payment of rent by tenants of such Real Property Asset or phase) (a “Construction Asset”), (i) in the case of the development and construction by AMB LP described in clause (a) of the definition of Development Activity, the aggregate, good faith estimate of the total cost to be incurred by AMB LP in the construction of such improvements (including land acquisition costs); (ii) in the case of the development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of AMB LP) described in clause (a) of the definition of Development Activity, an amount equal to Guarantor’s Share of the aggregate, good faith estimate of the total cost to be incurred by such Joint Venture Subsidiary or Consolidated Subsidiary, as applicable, in the construction of such improvements (including land acquisition costs); (iii) in the case of the financing of any development and construction by AMB LP, the amount AMB LP has committed to fund to pay the cost to complete such development and construction, (iv) in the case of the financing of any development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of AMB LP, an amount equal to Guarantors’ Share of the amount such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable, has committed to fund to pay the cost to complete such development and construction; (v) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by AMB LP, the amount of such Contingent Obligation of AMB LP, (vi) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of AMB LP, an amount equal to Guarantors’ Share of the amount of such Contingent Obligation of such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable.
          “Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of AMB LP required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to AMB LP), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom AMB LP owns an interest (which guarantees are non-recourse to AMB LP), to the extent the guarantees, in the aggregate, exceed 15% of Total Asset Value, the amount which is the lesser of (x) the amount in excess of 15% or (y) the amount of AMB LP’s interest therein shall be deemed to be a Contingent Obligation of AMB LP, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn. All matters constituting “Contingent Obligations” shall be calculated without duplication.
          “Convertible Securities” means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, common shares of beneficial interest of AMB Corporation or partnership interests of AMB LP, as the case may be, either immediately or upon the arrival of a specified date or the happening of a specified event.
          “Covenant Modification” shall have the meaning set forth in Section 9.5(b).
          “Credit Party” shall mean any of Borrower or a Guarantor and “Credit Parties” shall mean Borrower and Guarantors, collectively.

          “Credit Rating” means the rating assigned by the Rating Agencies to AMB LP’s senior unsecured long term indebtedness.
          “Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of any Guarantor or any Subsidiary or Investment Affiliate.
          “Debt Service” means, for any period and without duplication, Interest Expense for such period plus scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Guarantors plus Guarantors’ Share of scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries.
          “Default” means any Guarantor Default or Borrower Default.
          “Default Rate” has the meaning set forth in Section 2.8(c).
          “Defaulting Bank” means any Bank that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) fund any portion of its participations in Letters of Credit, (b) has failed, within five (5) Business Days of the date on which demand for payment is made, to pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clauses (i) and (ii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (c) has notified any Credit Party or any Lender Party in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (d) has failed, within three (3) Business Days after request by a Lender Party, acting in good faith and based on a reasonable belief that such Person will fail to comply with its funding obligations, to provide a confirmation in writing from such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (d) upon such Lender Party’s receipt of such confirmation, or (e) has become the subject of a Bankruptcy Event.
          “Development Activity” means (a) the development and construction or redevelopment of industrial or retail facilities by AMB LP or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries excluding Unimproved Assets, (b) the financing by AMB LP or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries of any such development or construction or redevelopment and

(c) the incurrence by AMB LP or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries of any Contingent Obligations in connection with such development or construction or redevelopment (other than purchase contracts for Real Property Assets which are not payable until after completion of development or construction).
          “Development Profits” means, for any period, the net gain or loss recognized from the disposition or contribution of value-added conversion projects and build-to-suit, redevelopment and development projects as reported net of estimated taxes, when applicable, in the development profits, net of taxes, line within AMB LP’s statements of operations for such period.
          “Dollars” and “US$” means the lawful money of the United States.
          “EBITDA” means, for any period (i) Guarantors’ Income from Operations for such period, plus (ii) Guarantors’ depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations for such period, plus (iii) Guarantors’ Interest Expense deducted in the calculation of Income from Operations for such period, minus (iv) the Consolidated Subsidiary EBITDA for each Consolidated Subsidiary, plus (v) Guarantors’ Share of the Consolidated Subsidiary EBITDA for each Consolidated Subsidiary, plus (vi) Guarantors’ Share of the Investment Affiliate EBITDA for each Investment Affiliate, all of the foregoing without duplication.
          “Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.
          “Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by a Credit Party and, as a result of the ownership of such equity interest, AMB LP may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).
          “Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on AMB LP.

          “Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
          “ERISA Group” means the Guarantors, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Guarantors or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
          “European Term Credit Agreement” means the Term Loan Agreement, to be entered into on or about the date hereof, providing for loans in Euros to one or more qualified borrowers among one or more qualified borrowers, AMB LP and AMB Corporation, as guarantors, an administrative agent and other agents to be selected by AMB LP, lead arranger(s) and joint bookrunners(s) to be selected by AMB LP, and a syndicate of banks arranged by AMB LP and the lead arranger(s).
          “Event of Default” shall mean a Borrower Event of Default or a Guarantor Event of Default.
          “Existing Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 23, 2006, as amended, among AMB Japan Finance Y.K., as Initial Borrower, AMB LP, as Guarantor, AMB Corporation, as Guarantor, the Qualified Borrowers listed on the signature pages thereof, the lenders listed on the signature pages thereof, and Administrative Agent, as administrative agent and sole lead arranger and bookmanager.
          “Extension Date” has the meaning set forth in Section 2.10(b).
          “Extension Fee” has the meaning set forth in Section 2.9(d).
          “Extension Notice” has the meaning set forth in Section 2.10(b).
          “Facility Amount” means, at any particular time, the aggregate Commitment at such time.

          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
          “FFO” means “funds from operations,” defined to mean, without duplication for any period, Income from Operations, plus (i) Guarantors’ Share of Income from Operations of any Investment Affiliate (plus Guarantors’ Share of real estate depreciation and amortization expenses of Investment Affiliates), plus (ii) real estate depreciation and amortization expense for such period.
          “Financing Partnerships” means any Subsidiary which is wholly-owned, directly or indirectly, by AMB LP or jointly by the Guarantors provided that AMB Corporation holds, directly or indirectly other than through its interest in AMB LP, no more than a 2% economic interest in such Subsidiary.
          “First Tier JV” has the meaning set forth in Section 5.14.
          “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
          “Fiscal Year” means the fiscal year of Guarantors.
          “Fitch” means Fitch, Inc., or any successor thereto.
          “Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period, (ii) dividends on preferred units payable by AMB LP for such period, and (iii) distributions made by AMB LP in such period to AMB Corporation for the purpose of paying dividends on preferred shares in AMB Corporation. If any of the foregoing Indebtedness is subject to an interest rate cap agreement purchased by a Guarantor or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement. In no event shall any dividends payable on AMB Corporation’s or any Consolidated Subsidiary’s common stock be included in Fixed Charges.
          “Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.
          “Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.
          “FMV Cap Rate” means seven and three-quarters percent (7.75%).
          “Foreign Property Interests” means any Guarantor’s interest, without duplication, in Properties located outside of the United States.

          “Fronting Bank” shall mean Sumitomo Mitsui Banking Corporation, its successors and assigns.
          “GAAP” means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Committed Loans in the same currency having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Committed Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
          “Guarantor Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Guarantor Event of Default.
          “Guarantor Event of Default” shall have the meaning set forth in Section 6.1.
          “Guarantors” means, collectively, AMB LP and AMB Corporation, jointly and severally, and “Guarantor” means individually either AMB LP or AMB Corporation.
          “Guarantors’ Share” means AMB LP’s and AMB Corporation’s direct or indirect share of a Consolidated Subsidiary, a Joint Venture Subsidiary or an Investment Affiliate as reasonably determined by Guarantors based upon Guarantors’ economic interest (whether direct or indirect) of such Consolidated Subsidiary, Joint Venture Subsidiary or Investment Affiliate, as of the date of such determination.
          “Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, by Guarantors, jointly and severally, as guarantors, to Administrative Agent, for the benefit of the Banks, for the payment of any Borrower’s debt or obligation to the Banks.
          “HIBOR” means, in relation to any borrowing of Hong Kong Dollars, (i) the applicable Hong Kong Dollars Screen Rate, or (ii) if no Hong Kong Dollars Screen Rate is available for the applicable interest period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the HIBOR Reference Banks to leading banks in the Hong Kong interbank market, as applicable, at or about 11:00 a.m. (New York time) on the second Business Day before the first day of the applicable interest period for the offering of deposits in Hong Kong Dollars and for a period comparable to the interest period for such Loan.
          “HIBOR Reference Banks” means the principal Hong Kong offices of certain of the Banks or such other banks as may be designated by the Administrative Agent in consultation with the Borrowers and Guarantors.
          “Hong Kong Dollars” means the lawful currency of Hong Kong.
          “Hong Kong Dollars Screen Rate” means (i) the rate for the relevant period displayed on Telerate page 9898 at or about 11:00 a.m. (New York time) on the second Business Day before the first day of the applicable interest period for the offering of deposits in Hong Kong Dollars or (ii) if no such interest rate is available, the rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded upwards, to five decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page or (iii) if no such interest rate is available, the Official HIBOR Fixing from HKAB for the relevant period which appears on Bloomberg page HIBO. If the agreed page or service is replaced or ceases to be available, the Administrative Agent may, after consultation with the Borrowers, Guarantors and the Banks, specify another page or service displaying the appropriate rate.
          “Income from Operations” means, for any period, Net Income before (A) the deduction of (i) Taxes, (ii) minority interests, (iii) losses on sales of operating Real Property Assets, debt restructurings or write-ups or forgiveness of indebtedness, (iv) losses from extraordinary items, (v) payment of preferred dividends, calculated in conformity with GAAP, (vi) an adjustment to exclude the straight-lining of rents, (vii) non-cash losses from foreign currency fluctuations, and (viii) costs and expenses incurred during such period with respect to acquisitions consummated during such period, and (B) the addition of (i) gains on sales of operating Real Property Assets, debt restructurings or write-ups or forgiveness of indebtedness, (ii) gains from extraordinary items, and (iii) non-cash gains from foreign currency fluctuations.
          “Indebtedness” as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money or for the deferred purchase price of property or services, including all liabilities of such Person evidenced by Securities or other similar instruments, (b) all Contingent Obligations of such Person, (c) all indebtedness obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, in excess of 2.5% of Total Liabilities in the aggregate, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, and

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of, or in the footnotes to the balance sheet of such Person, exclusive, however, of all dividends and distributions declared but not yet paid. Notwithstanding the foregoing, whenever the term “Indebtedness” is used with respect to the Guarantors without expressly stating that such Indebtedness is to be determined on a consolidated basis, such “Indebtedness” shall only include Guarantors’ Share of any Indebtedness of a Consolidated Subsidiary.
          “Indemnitee” has the meaning set forth in Section 9.3(b).
          “Initial Borrower” means AMB Japan Finance Y.K., a Japan tokurei yugen kaisha.
          “Initial Qualified Borrowers” means those Persons set forth on Schedule 1.1(a).
          “Insolvency Event” means with respect to any Person: (a) such Person becomes unable to pay its debts generally as such debts become due (shiharai funou), admits to a creditor its inability to pay its debts generally as such debts become due (shiharai teishi) or makes a general assignment or settlement for the benefit of creditors (nin’i seiri); (b) a court having appropriate jurisdiction enters a decree or order for relief in respect of such Person in an involuntary case under any applicable Bankruptcy Law or similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, sequestrator, conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosei i’in) or similar official of such Person, of all or any substantial part of the property thereof, or orders the winding up or liquidation of the affairs of such Person, and such decree or order remains unstayed and in effect for a period of ninety (90) consecutive days; (c) such Person commences a voluntary proceeding under any applicable Bankruptcy Law or similar law now or hereafter in effect, or consents to or makes no objection against the entry of an order for relief in an involuntary proceeding under any such law, or applies for, consents to or acquiesces in the appointment of or taking possession by a receiver, liquidator, assignee, custodian, sequestrator, conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or similar official of such Person, of all or any substantial part of the property thereof, or makes any general assignment or settlement for the benefit of the creditors thereof; (d) such Person’s assets, such as its bank accounts, are subject to the issuance of an order or a notice of provisional attachment (kari sashiosae), temporary attachment (hozen-sashiosae) or permanent attachment (sashiosae); or (e) the clearing house takes procedures for suspension of such Person’s transactions with banks or other financial institutions (torihiki teishi shobun).
          “Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized, determined in accordance with GAAP, with respect to the Balance Sheet Indebtedness of the Guarantors, plus

Guarantors’ Share of accrued, paid or capitalized interest with respect to any Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries (in each case, including, without limitation, the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility such as capitalized construction interest provided for in a construction loan and non-cash components of interest expense (including, but not limited to, the amortization of financing costs and debt premiums)).
          “Interest Period” means with respect to each Yen LIBOR Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3 or 6 months, or if available from all the Banks, 7 days or 12 months thereafter (or any other period less than 1 month with the reasonable approval of Administrative Agent, unless any Bank has previously advised Administrative Agent and Guarantors that it is unable to enter into a contract for Yen deposits in the Tokyo interbank market for an Interest Period of the same duration) as the applicable Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided, that:
          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
          (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (c) no Interest Period may end later than the Maturity Date.
          “Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.
          “Intermediate Tier Entity” has the meaning set forth in Section 5.14.
          “International FinCo” has the meaning set forth in Section 5.14.
          “Intracompany Indebtedness” means Indebtedness whose obligor and obligee are each either or both of the Guarantors or a Consolidated Subsidiary.
          “Investment Affiliate” means any Person in whom either or both of the Guarantors hold an equity interest, directly or indirectly, whose financial results are not consolidated under GAAP with the financial results of either or both Guarantors on their respective consolidated financial statements.

          “Investment Affiliate EBITDA” means, for any period (i) Income from Operations of an Investment Affiliate for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations of such Investment Affiliate for such period, plus (iii) Interest Expense deducted in the calculation of Income from Operations of such Investment Affiliate for such period, all of the foregoing without duplication.
          “Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or a rating of Baa3 or better from Moody’s. In the event that AMB LP receives Credit Ratings only from S&P and Moody’s, and such Credit Ratings are not equivalent, the higher of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved. In the event that AMB LP receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the highest Credit Rating shall be used to determine whether an Investment Grade Rating was achieved, provided that highest rating is from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the highest Credit Rating from either S&P or Moody’s shall be used to determine whether an Investment Grade Rating was achieved.
          “Investment Mortgages” means mortgages securing indebtedness with respect to Real Property Assets directly or indirectly owed to AMB LP or any of its Subsidiaries, including, without limitation, certificates of interest in real estate mortgage investment conduits.
          “Joint Lenders” has the meaning set forth in Section 5.14.
          “Joint Venture Interests” means partnership, joint venture, membership or other equity interests issued by any Person which is an Investment Affiliate that is not a Subsidiary, is not consolidated with AMB LP and is not controlled by a Joint Venture Parent.
          “Joint Venture Parent” means AMB LP or one or more Financing Partnerships of AMB LP which directly or indirectly owns any interest in a Joint Venture Subsidiary.
          “Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 50% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent, if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property.
          “LC Exposure” has the meaning set forth in Section 9.16(c).
          “Lender Party” means any of the Administrative Agent, the Fronting Bank, and/or any other Bank.
          “Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or affiliate of such Bank as it may hereafter designate as its Lending Office by notice to each Borrower and the Administrative Agent.
          “Letter(s) of Credit” has the meaning provided in Section 2.2(b).
          “Letter of Credit Collateral” has the meaning provided in Section 6.7(b).
          “Letter of Credit Collateral Account” has the meaning provided in Section 6.7.
          “Letter of Credit Documents” has the meaning provided in Section 2.19.
          “Letter of Credit Usage” means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of any Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, AMB LP or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
          “Loan” means a Base Rate Loan or a Yen LIBOR Loan or any other loan made by any Bank as contemplated by Section 9.5(c), and “Loans” means Base Rate Loans, Yen LIBOR Loans or any other loans made by any Bank as contemplated by Section 9.5(c) or any combination of the foregoing.
          “Loan Documents” means this Agreement, the Notes, the Guaranty, the Qualified Borrower Joinder Agreements, the Ratifications, the Letter(s) of Credit,

the Letter of Credit Documents, the Security Documents and any other documents executed by the Credit Parties, the Administrative Agent and/or any Bank as contemplated by Section 9.5(c).
          “Majority Banks” means at any time Banks having at least 51% of the aggregate amount of Commitments, or if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.
          “Material Acquisition” means, during any twelve (12) month period, the acquisition of one or more Real Property Assets or portfolios of Real Property Assets or operating businesses, each of which Real Property Assets, portfolio of Real Property Assets or operating businesses, as the case may be, individually had a purchase price of not less than 3% of Total Asset Value and all of which Real Property Assets, portfolio of Real Property Assets or operating businesses collectively had an aggregate purchase price of 7.5% or more of Total Asset Value.
          “Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Guarantors and their respective Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of Administrative Agent or the Banks to enforce the Loan Documents.
          “Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.
          “Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be March 1, 2014, unless otherwise extended in accordance with Section 2.10(b) or accelerated pursuant to the terms hereof.
          “Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.
          “Mortgage” shall have the meaning set forth in Section 2.13(a).
          “Mortgage Perfection Document” shall have the meaning set forth in Section 2.13(e).
          “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).
          “Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a governmental entity, and (b) financial covenants given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.
          “Net Income” means, for any period, net income as calculated in conformity with GAAP.
          “Net Offering Proceeds” means all cash or other assets received by either or both of the Guarantors as a result of the issuance or sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, preferred partnership units, limited liability company interests, Convertible Securities or other ownership or equity interests in either or both of the Guarantors less customary costs and discounts of issuance paid by either or both of the Guarantors, as the case may be.
          “Net Present Value” shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.
          “Net Price” means, with respect to the purchase of any Property, without duplication, (i) the aggregate purchase price paid as cash consideration for such purchase (without adjustment for prorations), including, without limitation, the principal amount of any note received or other deferred payment to be made in connection with such purchase (except as described in clause (ii) below) and the value of any non-cash consideration delivered in connection with such purchase (including, without limitation, shares or preferred shares of beneficial interest in AMB Corporation and OP Units or Preferred OP Units (as defined in AMB LP’s partnership agreement)) plus (ii) reasonable costs of sale and non-recurring taxes paid or payable in connection with such purchase or sale.
          “New Bank Joinder Agreement” means each New Bank Joinder Agreement, by and among Borrower, the Guarantors, the Administrative Agent (on behalf of the Banks) and the applicable Qualified Institution which is to become a Bank hereunder at any time after the date of this Agreement pursuant to the terms of Section 2.1(b), the form of which is attached hereto as Exhibit K.

          “Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific Property or Properties encumbered by a Lien securing such Indebtedness and/or another Person so long as there is no recourse to AMB LP or AMB Corporation, or (ii) any Consolidated Subsidiary or Investment Affiliate (provided that if an entity is a partnership, there is no recourse to AMB LP or AMB Corporation as a general partner of such partnership); provided, however, that personal recourse of AMB LP or AMB Corporation for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness. For purposes of the foregoing and for avoidance of doubt, (a) if the Indebtedness is partially guaranteed by AMB LP or AMB Corporation, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements in this definition, and (b) if the liability of AMB LP or AMB Corporation under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Indebtedness if such Indebtedness otherwise satisfies the requirements of this definition.
          “Non-US Property” has the meaning set forth in Section 5.14.
          “Non-US Property Owners” has the meaning set forth in Section 5.14.
          “Notes” means (i) the promissory notes of the Initial Borrower and of each Qualified Borrower that is a YK, substantially in the form of Exhibit A-1 hereto, (ii) the undertakings of each Qualified Borrower that is a TMK, substantially in the form of Exhibit A-2 hereto and (iii) the promissory notes of each Qualified Borrower that is not a YK or a TMK in form and substance reasonably satisfactory to the Administrative Agent, in each case evidencing the obligation of each Borrower to repay the Loans, and “Note” means any one of such promissory notes or undertakings issued hereunder. Each reference in this Agreement to the “Note” of any Bank shall be deemed to refer to and include any or all Notes, as the context may require.
          “Notice of Borrowing” means a notice from Borrower in accordance with Section 2.2.
          “Notice of Interest Rate Election” has the meaning set forth in Section 2.7.
          “Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Credit Parties from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

          “OFAC List” has the meaning set forth in Section 9.22(a).
          “Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
          “Participant” has the meaning set forth in Section 9.6(b).
          “Participating Bank” shall have the meaning set forth in Section 9.5(c).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Holdings” means Unimproved Assets, interests in Taxable REIT Subsidiaries and Investment Mortgages, but only to the extent permitted in Section 5.8.
          “Permitted Liens” means:
          (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;
          (b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;
          (c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;
          (d) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;
          (f) easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to any Credit Party’s owner’s title insurance policies, except in connection with any Indebtedness, for any Credit Party’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of any Credit Party’s and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;
          (g) (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against any Credit Party and/or any Subsidiary, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;
          (h) Liens on Property of any Credit Party or their respective Subsidiaries (other than Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and
          (i) Liens in favor of a Credit Party or a Consolidated Subsidiary against any asset of any Consolidated Subsidiary or any Investment Affiliate.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.
          “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
          “Preferred Stock Subsidiary” means a corporation organized with two classes of stock, consisting of one class of voting common shares and one class of non-voting preferred shares, all of whose preferred shares are owned by a Person seeking to be treated as a real estate investment trust under the Code (or an operating partnership of which such Person is general partner) and all of the common shares of which are owned by individuals or entities who are neither owned nor controlled by such Person (but which individuals may be, and which entities may be owned and controlled by, officers, directors or employees of such Person), and to which such Person (or an operating partnership of which such Person is general partner) has contributed at least ninety-five percent (95%) or more of the equity capital raised by such corporation in exchange for the issuance of such corporation’s shares.
          “Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced by the Administrative Agent from time to time as its “short prime rate” in Japan (it being understood that the same shall not necessarily be the best rate offered by the Administrative Agent to customers).
          “Pro Rata Share” means, with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments as adjusted from time to time in accordance with the provisions of this Agreement.
          “Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person, including, without limitation, operating businesses.
          “Qualified Borrower” means a (i) a TMK or company (kabushiki kaisha or mochibun kaisha) organized under the laws of Japan, (ii) a yugen kaisha organized under the laws of Japan, (iii) a Japan branch of a limited partnership, limited liability company or other business entity organized under the laws of the United States (including any state or District of Columbia), duly registered in Japan, (iv) a private company limited by shares organized under the laws of Singapore, or (v) any other entity, in each case which is at least 50% owned, directly or indirectly, by AMB LP and of which AMB LP (or a Person that is owned and controlled, directly or indirectly, by AMB LP) is the sole shareholder, general partner or managing member, or otherwise exercises control over such entity and the Indebtedness of which, in all cases, can be guaranteed by the Guarantors pursuant to the provisions of the Guarantors’ formation documents and who has been added as a Qualified Borrower hereunder in accordance with Section 2.21(a). The Initial Qualified Borrowers are set forth on Schedule 1.1(a).
          “Qualified Borrower Joinder Agreements” means, collectively, one or more Qualified Borrower Joinder Agreements, among Administrative Agent (on behalf of the Banks) and a Qualified Borrower relating to a Subsidiary which is to become a Qualified Borrower hereunder at any time on or after the date of this Agreement, the form of which for a YK and a TMK is attached hereto as Exhibit B-1 and Exhibit B-2, respectively, and the form of which for any other Person shall be substantially similar to Exhibit B-1 and Exhibit B-2 and reasonably satisfactory to the Administrative Agent.
          “Qualified Borrower Joinder Documents” means, as to any Qualified Borrower Joinder Agreement, collectively, all documents, instruments and certificates required by such Qualified Borrower Joinder Agreement to be delivered pursuant to the terms thereof.
          “Qualified Borrower Undertaking” means the undertakings of each Qualified Borrower that is a TMK, substantially in the form of Exhibit A-2 hereto, evidencing the obligation of such Qualified Borrower to repay the Loans made to such Qualified Borrower.
          “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent, (B) has total assets in excess of US$10,000,000,000 (or its equivalent in alternate currency) and (C) is a Qualified Institutional Investor.
          “Qualified Institutional Investor” (tekikaku kikan toshika) has the meaning assigned thereto in Article 2, Section 3, item 1 of the Financial Instruments and Exchange Law (kinyu shohin torihiki ho) of Japan (Law No. 25 of 1948, as amended from time to time), Article 10, Section 1 of the regulations relating to the definitions contained in such Article 2 and further defined in Article 67-14 of the Special Taxation Measures Law (Law No. 26 of 1957, as amended from time to time).
          “Ratification” shall have the meaning set forth in Section 2.13(a).
          “Rating Agencies” means, collectively, S&P, Moody’s and Fitch.
          “Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.
          “Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          “REIT” means a real estate investment trust, as defined under Section 856 of the Code.
          “Requisite Lenders” shall have the meaning set forth in Section 9.5(b).
          “Revised Adjusted EBITDA” means, for any period, Adjusted EBITDA for such period, less (a) interest income, plus (b) actual general and administrative expenses for such period to the extent deducted in calculating Adjusted EBITDA; for purposes of calculating Revised Adjusted EBITDA, “Net Income” shall be deemed to include as to any Real Property Asset with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
          “Second Tier Funding Loan” has the meaning in Section 5.14.
          “Secured Debt” means Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clause (h) of the definition thereof) on any Property owned or leased by a Guarantor plus Guarantors’ Share of Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clause (h) of the definition thereof) on any Property owned or leased by any Investment Affiliate or any Consolidated Subsidiary.
          “Secured Option” shall have the meaning set forth in Section 2.13 (a).
          “Secured Property” shall have the meaning set forth in Section 2.13(a).
          “Security Document” shall have the meaning set forth in Section 2.13(a).
          “Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include Joint Venture Interests, any interest in any Subsidiary of a Guarantor, any interest in a Taxable REIT Subsidiary, any Indebtedness which would not be required to be included on the liabilities side of the balance sheet of the Guarantors on a consolidated basis in accordance with GAAP, any Cash or Cash Equivalents or any evidence of the Obligations.

“Share Pledge” shall have the meaning set forth in Section 2.13(a).

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“SIBOR” means, in relation to any borrowing of Singapore Dollars, (i) the applicable Singapore Dollars Screen Rate, or (ii) if no Singapore Dollars Screen Rate is available for the applicable interest period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the SIBOR Reference Banks to leading banks in the Singapore interbank market, as applicable, at or about 11:00 a.m. (New York time) on the second Business Day before the first day of the applicable interest period for the offering of deposits in Singapore Dollars and for a period comparable to the interest period for such Loan.

“SIBOR Reference Banks” means the principal Singapore offices of certain of the Banks or such other banks as may be designated by the Administrative Agent in consultation with the Borrowers and the Guarantors.

“Singapore Dollars” means the lawful currency of Singapore.

“Singapore Dollars Screen Rate” means page 50157 of the Telerate screen under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATE FIXING AT 11A.M. SINGAPORE TIME”. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers, Guarantors and the Banks.

“Stabilized Occupancy Rate” means, as of any date for any Real Property Asset, that the percentage of the rentable area of such Real Property Asset leased to and occupied by tenants or other persons pursuant to bona fide leases, licenses, or other agreements requiring current rent or other similar payments who are currently paying such rent or other similar payments, is at least ninety percent (90%).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Guarantor.

“Subsidiary Operating Partnership” shall mean a limited liability company or limited partnership in which the only interest therein not owned (directly or indirectly) by a Guarantor shall be preference interests or preference units, respectively.

          “Substantially Controlled by AMB LP” means, with respect to any action, that such action is substantially controlled by AMB LP as contemplated under Section 5.14.
          “TBI Pledge” shall have the meaning set forth in Section 2.13(a).
          “Taxable REIT Subsidiary” means any corporation (other than a REIT) in which AMB Corporation directly or indirectly owns stock and AMB Corporation and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary of AMB Corporation under and pursuant to Section 856 of the Code.
          “Taxes” means all federal, state, local and foreign income and gross receipts taxes.
          “Term” has the meaning set forth in Section 2.10.
          “Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30 day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.
          “Tiered Non-US Property” has the meaning set forth in Section 5.14.
          “TMK” means a special purpose corporation (tokutei mokuteki kaisha) organized under TMK Law.
          “TMK Law” means the Law Regarding Liquidation of Assets (Shisan no Ryudoka ni Kansuru Horitsu) of Japan (Law No. 105 of 1998, as amended from time to time).
          “TMK Permitted Indebtedness” has the meaning set forth in Section 7.10.

          “Total Asset Value” means, with respect to AMB LP and without duplication,
               (i) the quotient obtained by dividing (a) (1) Revised Adjusted EBITDA for the previous four (4) Fiscal Quarters most recently ended, minus (2) for any Property (other than Construction Assets or Unimproved Assets) which was acquired by AMB LP, a Consolidated Subsidiary or an Investment Affiliate in any of the previous four (4) Fiscal Quarters, the Revised Adjusted EBITDA attributable to such Property to the extent the same was included in the Revised Adjusted EBITDA of AMB LP in clause (1), minus (3) for any Transition Property, the Revised Adjusted EBITDA attributable to such Real Property Asset to the extent the same was included in the Revised Adjusted EBITDA of AMB LP in clause (1), minus (4) Asset Management Fees and Development Profits for the previous four (4) Fiscal Quarters most recently ended to the extent the same was included in the Revised Adjusted EBITDA of AMB LP in clause (1), by (b) the FMV Cap Rate, plus (ii) for any Property which was acquired by AMB LP in any of the previous four (4) Fiscal Quarters, the sum of (x) the Net Price of the Property paid by AMB LP for such Property and (y) the cost of capital expenditures actually incurred in connection with such Property, plus (iii) for any Property which was acquired by an Investment Affiliate or a Consolidated Subsidiary in any of the previous four (4) Fiscal Quarters, the sum of (x) Guarantors’ Share of the Net Price of the Property paid by such Investment Affiliate or such Consolidated Subsidiary, as applicable, for such Property, and (y) Guarantors’ Share of the cost of capital expenditures actually incurred in connection with such Property, plus (iv) for any Transition Property, the quotient obtained by dividing (a) the Revised Adjusted EBITDA attributable to such Property for the previous four (4) Fiscal Quarters most recently ended, by (b) the FMV Cap Rate, but not less than the sum of (1) the book value of any such Transition Property of AMB LP plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP, and (2) Guarantors’ Share of the book value of any such Transition Property of any Investment Affiliate or any Consolidated Subsidiary of AMB LP plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP, plus (v) the quotient obtained by dividing (a) Asset Management Fees for the previous four (4) Fiscal Quarters most recently ended by (b) twelve and one half percent (12 1/2%),

               plus (vi) the quotient obtained by dividing (a) Development Profits for the previous four (4) Fiscal Quarters most recently ended by (b) twelve and one half percent (12 1/2%), but not more than 7.5% of Total Asset Value, plus (vii) the value of any Cash or Cash Equivalent owned by AMB LP (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of Guarantor or any Consolidated Subsidiary), and Guarantors’ Share of any Cash or Cash Equivalents owned by any Consolidated Subsidiary or Investment Affiliate (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of Guarantor or any Consolidated Subsidiary), plus (viii) the book value of any Construction Assets, Unimproved Assets and any other tangible assets of AMB LP (including foreign currency exchange agreements, to the extent such agreements are material and are reported or are required under GAAP to be reported by AMB LP in its financial statements), plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP, plus (ix) Guarantors’ Share of the book value of any Construction Assets, Unimproved Assets and any other tangible assets of any Investment Affiliate or any Consolidated Subsidiary plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP. For purposes of the foregoing, a Real Property Asset which was a Construction Asset will be deemed to have been acquired on the date it ceases to be a Construction Asset.
          “Total Liabilities” means, as of the date of determination and without duplication, all Balance Sheet Indebtedness of the Guarantors plus Guarantors’ Share of all Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries.
          “Transition Property” means, as of any date, (a) any Real Property Asset that at any time during the previous four (4) Fiscal Quarters most recently ended did not have a Stabilized Occupancy Rate, whether or not such Real Property Asset at any time prior to the date of determination had reached a Stabilized Occupancy Rate, or (b) any Real Property Asset which never reached a Stabilized Occupancy Rate after it ceased to be a Construction Asset.
          “Unencumbered Net Operating Cash Flow” means, as of any date of determination, the Unencumbered Net Operating Income for the previous four (4) Fiscal Quarters; provided that, as to any Unencumbered Property acquired (or, in the case of any Unencumbered Property that ceased to be a Construction Asset during such period, deemed acquired) during such period, Unencumbered Net Operating Cash Flow shall be adjusted by deducting the actual Unencumbered Net Operating

Income for such Unencumbered Property during such four (4) Fiscal Quarters and by adding the product of the Unencumbered Net Operating Income for such Property for the most recent Fiscal Quarter multiplied by 4.
          “Unencumbered Net Operating Income” means, for any period, for all Unencumbered Properties, the aggregate revenues from each such Unencumbered Property for such period (including, without limitation, lease termination fees appropriately amortized, but excluding deferred rents receivable), or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, Guarantor’s Share thereof, less the cost of maintaining such Unencumbered Properties (including, without limitation, taxes, insurance, repairs and maintenance, but excluding depreciation, amortization, interest costs and capital expenditures) or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, Guarantor’s Share thereof (provided that as to any Unencumbered Property acquired during such period, only revenues and property level expenses attributable to such period occurring after such acquisition shall be included), as adjusted (i) for capital expenditure reserves at the rate of Ten Cents (US) (US$0.10, or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, Guarantors’ Share of Ten Cents (US) (US$0.10)) per square foot per annum of space leased as of the applicable date of determination (provided that, as to any Unencumbered Property acquired during such period, such amount per square foot shall be pro-rated for the period of ownership) and (ii) to exclude the effects of straight-lining of rents.
          “Unencumbered Property” means any retail or industrial Real Property Asset (including Unimproved Assets and Construction Assets, but excluding interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) from time to time which (i) is an operating Real Property Asset which is owned directly or indirectly 100% in fee (or ground leasehold) by AMB LP, a Financing Partnership or a Joint Venture Subsidiary, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB Corporation or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by AMB LP, AMB Corporation or any Joint Venture Parent subject) to any Negative Pledge (provided that a financial covenant given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations shall not be deemed a Negative Pledge), and (iv) if owned by a domestic Financing Partnership or Joint Venture Subsidiary (other than a Financing Partnership or Joint Venture Subsidiary that invests primarily with foreign currencies or primarily in foreign countries), such Financing Partnership or Joint Venture Subsidiary shall not be the borrower or guarantor of any Unsecured Debt other than the Loans.
          “Unimproved Assets” means Real Property Assets (or, in the case of any Real Property Assets to be developed in phases, any phase thereof) containing no material improvements other than infrastructure improvements such as roads, utility feeder lines and the like.
          “United States” means the United States of America, including the fifty states and the District of Columbia.
          “Unrestricted Cash or Cash Equivalents” means Cash or Cash Equivalents owned by AMB LP, and Guarantors’ Share of any Cash or Cash Equivalent owned by any Consolidated Subsidiary or Investment Affiliate, that are not subject to any pledge, lien or control agreement, less (i) $35,000,000, (ii) amounts normally and customarily set aside by AMB LP for operating, capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations.
          “Unsecured Debt” means the amount of Indebtedness (excluding Intracompany Indebtedness) for borrowed money of the Guarantors, any Financing Partnership, any Preferred Stock Subsidiary or Joint Venture Subsidiary and which is not Secured Debt, including, without limitation, the amount of all then outstanding Loans.
          “Unsecured Debt Yield” has the meaning set forth in Section 5.8(i).
          “Unsecured Interest Expense” means, as of any date of determination, for the previous four (4) Fiscal Quarters, the Interest Expense paid, accrued or capitalized on Unsecured Debt; provided, however, in the case of any Preferred Stock Subsidiary, Joint Venture Subsidiary or Consolidated Subsidiary only an amount equal to the Guarantor’s Share of any such Interest Expense on Unsecured Debt of such entity shall be included in Unsecured Interest Expense.
          “Unused Commitments” shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to AMB LP or another Person or otherwise pursuant to any loan document, written instrument or otherwise.
          “U.S. Revolving Credit Agreement” shall mean the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 10, 2010, among AMB Property, L.P., the lenders listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Administrative Agent for Alternate Currencies, J.P. Morgan Securities LLC and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and the other banks, agents and the qualified borrowers listed therein.
          “Yen” and “JPY” shall denote the lawful currency of Japan.

          “Yen LIBOR” means: (a) the applicable Yen LIBOR Screen Rate; or (b) (if no Yen LIBOR Screen Rate is available for Yen or for the Interest Period of that Loan) the rate (rounded upwards to four decimal places) quoted by the Yen LIBOR Reference Bank to leading banks in the London Interbank Market, at or about 11.00 a.m. London time on the second Business Day before the first day of the applicable Interest Period for the offering of deposits in Yen and for a period comparable to the Interest Period for that Loan.
          “Yen LIBOR Borrowing” has the meaning set forth in Section 1.3.
          “Yen LIBOR Loan” means a Committed Loan to be made by a Bank as a Yen LIBOR Loan in accordance with the provisions of this Agreement.
          “Yen LIBOR Reference Bank” means Sumitomo Mitsui Banking Corporation.
          “Yen LIBOR Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Yen for the relevant period, displayed on the appropriate page of Bloomberg BBAM and, if for any reason such rate does not appear on Bloomberg BBAM, the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying such rate after consultation with the Borrower and the Banks.
          “YK” means a special limited company (tokurei yugen kaisha) formed under YK Law (yugen kaisha ho) (Law No. 74 of 1938, as amended) and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005, as amended).
          SECTION 1.2. Accounting Terms and Determination. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by AMB LP’s independent public accountants) with the most recent audited consolidated financial statements of AMB LP and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “AMB Corporation, on a consolidated basis,” AMB Corporation shall be deemed to own one hundred percent (100%) of the partnership interests in AMB LP; and provided further that, if AMB LP notifies the Administrative Agent that AMB LP wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies AMB LP that the Majority Banks wish to amend Article V for such purpose), then AMB LP’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to AMB LP and the Majority Banks.
          SECTION 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to each Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans and a “Yen LIBOR Borrowing” is a Borrowing comprised of Yen LIBOR Loans). A “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments.
ARTICLE II
THE CREDITS
          SECTION 2.1. Commitment to Lend. (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to each Borrower and participate in Letters of Credit issued by the Fronting Bank on behalf of each Borrower pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding together with such Bank’s Pro Rata Share of the Letter of Credit Usage at such time shall not exceed the amount of its Commitment. Each Borrowing outstanding under this Section 2.1(a) shall be in an aggregate principal amount of JPY300,000,000 or an integral multiples of JPY1,000,000 in excess thereof (except that any such Borrowing may be in any amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit) and shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall the aggregate amount outstanding at any time, plus the outstanding amount of the Letter of Credit Usage, exceed the Facility Amount. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.
          (b) Optional Increase in Commitments. Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to the Administrative Agent, shall have the right to request an increase of up to Twenty Billion Yen (JPY 20,000,000,000) such that the aggregate Commitment after all such increases shall not exceed Sixty-Five Billion Yen (JPY 65,000,000,000); provided that for any such request (i) any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Commitment but shall not have any obligation to so increase its Commitment, and (ii) in the event that any Bank which is a party to this Agreement prior to such request for increase does not elect to increase its Commitment, the Administrative Agent shall use commercially reasonable efforts to locate additional Qualified Institutions willing to provide commitments for the requested increase, and Borrower may also identify additional Qualified Institutions willing to provide commitments for the requested increase, provided further that the Administrative Agent shall approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed. Any such Bank willing to increase its Commitment for the requested increase shall duly execute and deliver to the Administrative Agent a Bank Commitment Increase Agreement. Any such additional Qualified Institution willing and approved to provide commitments for the requested increase shall duly execute and deliver to the Administrative Agent a New Bank Joinder Agreement pursuant to which such Qualified Institution shall become a Bank hereunder. In the event that any Bank or Qualified Institutions commit to any such increase, such Banks and Qualified Institutions shall execute and deliver the Bank Commitment Increase Agreement or the New Bank Joinder Agreement, as applicable, the Commitment of each committed Bank shall be increased, the Pro Rata Shares of the Banks shall be adjusted, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Committed Loans so that the Committed Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Banks have agreed to increase their respective Commitments or make new Commitments in response to Borrower’s request for an increase in the aggregate Commitment pursuant to this Section 2.1, in each case without the consent of the Banks other than those Banks increasing their Commitments. The fees payable by Borrower and the Guarantors upon any such increase in the Commitments shall be agreed upon by the Administrative Agent, Borrower and the Guarantors. In addition, if as a result of any such increase in the Commitments, there shall be a reallocation of Yen LIBOR Loans, Borrower shall pay any amounts that may be due pursuant to Section 2.15 hereof. Notwithstanding the foregoing, nothing in this Section 2.1(b) shall constitute or be deemed to constitute an agreement by any Bank to increase its Commitment hereunder.
          SECTION 2.2. Notice of Borrowing.
          (a) With respect to any Committed Borrowing, the applicable Borrower shall give Administrative Agent notice not later than 1:00 P.M. (New York time) (x) the second (2nd) Business Day prior to each Base Rate Borrowing, or (y) the fourth (4th) Business Day before each Yen LIBOR Borrowing or (z) with respect to any Secured Borrowing, regardless of whether it is a Base Rate Borrowing or a Yen LIBOR Borrowing, the tenth (10th) Business Day prior to such Secured Borrowing, specifying:
               (i) the date of such Borrowing, which shall be a Business Day,
               (ii) the aggregate amount of such Borrowing,

               (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Yen LIBOR Loans,
               (iv) in the case of a Yen LIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,
               (v) such information as is requested in Schedule 2.2(a) hereto relating to the project, if any, for which the Borrowing will be used, unless such information has been previously provided;
               (vi) if such Borrowing is a Secured Borrowing, the Secured Property and the collateral to be granted;
               (vii) payment instructions for delivery of such Borrowing; and
               (viii) certify that no Guarantor Default or Guarantor Event of Default has occurred and is continuing and, with respect to such Borrower, no Borrower Default or Borrower Event of Default has occurred and is continuing.
          (b) The applicable Borrower shall give the Administrative Agent and the Fronting Bank written notice in the event that it desires to have Letters of Credit (each, a “Letter of Credit”) issued on behalf of such Borrower or a Subsidiary thereof hereunder no later than 1:00 P.M. (New York time) at least five (5) Business Days (or if such Letter of Credit is to be secured, at least ten (10) Business Days) prior to, but excluding, the date of such issuance. Each such notice shall (i) specify the aggregate amount of the requested Letters of Credit, (ii) specify the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iii) specify the date of such issuance (which shall be a Business Day), (iv) state the name and address of the beneficiary, (vi) the expiration date of the Letter of Credit (which in no event shall be later than twelve (12) months after the Maturity Date), (vi) state the purpose and circumstances for which such Letter of Credit is being issued, (vii) specify the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank), (viii) if such Letter of Credit is to be issued on behalf of a Subsidiary of such Borrower, the identity of such Subsidiary; (ix) if such Letter of Credit is to be secured, identify the Secured Property to be acquired and the collateral to be granted, (x) such information as is requested in Schedule 2.2(a) hereto relating to the project, if any, for which the Letter of Credit will be used and (xi) certify that no Guarantor Default or Guarantor Event of Default has occurred and is continuing and, with respect to such Borrower, that no Borrower Default or Borrower Event of Default has occurred and is continuing. Each such notice may be revoked telephonically by such Borrower to the Fronting Bank and the Administrative Agent any time prior to the issuance of the Letter of Credit by the Fronting Bank, provided such revocation is confirmed in writing by such Borrower to the Fronting Bank and the Administrative Agent within two (2) Business Days by facsimile. Notwithstanding anything contained herein to the contrary, such Borrower shall complete and deliver to the Fronting Bank any required documentation in connection with any requested Letter of Credit no later than the third (3rd) Business Day prior to the date of issuance thereof (including, without limitation, a Note (if not previously delivered hereunder)). No later than 1:00 P.M. (New York time) on the date that is four (4) Business Days prior to, but excluding, the date of issuance, such Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the third (3rd) Business Day following the date that such draft is presented if such presentation is made later than 1:00 P.M. New York time, as applicable) (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day) against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the Fronting Bank no later than 1:00 P.M. (New York time) and provided further such Borrower shall have requested to the Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. All Letters of Credit may be presented for payment in Japan and, if required by the beneficiary thereunder, shall be paid in Japan.
          SECTION 2.3. Intentionally Deleted.
          SECTION 2.4. Intentionally Deleted.
          SECTION 2.5. Notice to Banks; Funding of Loans.
          (a) Upon receipt of a Notice of Borrowing from any Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by such Borrower) and such Notice of Borrowing shall not thereafter be revocable by such Borrower, unless such Borrower shall pay any applicable expenses pursuant to Section 2.15.

          (b) Not later than 2:00 p.m. (New York time) on the date of each Committed Borrowing as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its share of such Committed Borrowing in Yen immediately available in Tokyo, Japan, to the Administrative Agent at its address referred to in Section 9.1. If any Borrower has requested the issuance of a Letter of Credit, no later than 1:00 p.m. (New York time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the applicable Borrower, with a copy thereof to the Administrative Agent. Immediately upon the issuance of each Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold and transferred to each other Bank, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and its obligation to pay its Pro Rata Share with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s ratable share thereof. Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw. The Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to the applicable Borrower, and the Fronting Bank shall make such Letter of Credit available to the applicable Borrower, at its aforesaid address or at such address in Japan as such Borrower shall request on the date of the Borrowing.
          (c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.5 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the applicable Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable to such Borrowing hereunder. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. If such Bank shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative

Agent to collect such amounts from such Bank, the applicable Borrower agrees to repay to Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.5(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of such Borrower with respect to any defaulting Bank or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.
          (d) Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to the applicable Borrower in Yen immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.
          SECTION 2.6. Notes.
          (a) The Loans of each Borrower shall be evidenced by a single Note made by the applicable Borrower payable to the order of the Administrative Agent, on behalf of the Banks for the account of their respective Lending Offices.
          (b) Notwithstanding the provisions of Section 2.6(a) above, each Bank may, by notice to any Borrower and the Administrative Agent, request that its Loans to such Borrower be evidenced by a separate Note payable to the order of such Bank for the account of its Lending Office, in which event the Note made by such Borrower pursuant to Section 2.6(a) above shall not include or evidence the Loans made by such Bank to such Borrower. Each such Note shall be modified to reflect the fact that it evidences solely Loans made by the applicable Bank. Any additional costs incurred by the Administrative Agent, such Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to the applicable Borrower.
          (c) Upon receipt of each Note pursuant to Section 3.1(a), the Administrative Agent shall forward a copy of such Note to each Bank. The Administrative Agent shall record the date, amount, type and maturity of each Loan made by each Bank and the date and amount of each payment of principal made by the applicable Borrower with respect thereto, and may, if the Administrative Agent so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. The Administrative

Agent is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
          (d) Upon receipt of each Bank’s Note pursuant to Section 2.6(b) above, the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the applicable Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Note. Each Bank is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
          (e) The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.
          (f) There shall be no more than ten (10) Yen LIBOR Groups of Loans outstanding at any one time with respect to each Borrower.
          SECTION 2.7. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the applicable Borrower in the applicable Notice of Borrowing. Thereafter, each Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII) made to such Borrower, as follows:
               (i) if such Loans are Base Rate Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Yen LIBOR Loans as of any Business Day;
               (ii) if such Loans are Yen LIBOR Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Yen LIBOR Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the applicable Borrower in the Notice of Interest Rate Election provided such Borrower shall pay any losses pursuant to Section 2.15.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least four (4) Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.

A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are JPY30,000,000 or any larger multiple of JPY1,000,000, (iii) there shall be no more than ten (10) Yen LIBOR Groups of Loans with respect to each Borrower outstanding at any time, (iv) no Committed Loan may be continued as, or converted into, a Yen LIBOR Loan when any Guarantor Event of Default has occurred and is continuing or, with respect to such Borrower delivering such Notice of Interest Rate Election, a Borrower Event of Default has occurred and is continuing; provided, further, that if any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, the applicable Borrower shall be deemed to have continued any Committed Loan that is a Yen LIBOR Loan as a Yen LIBOR Loan and, unless the applicable Borrower timely elects an Interest Period, shall be deemed to have elected an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days), and (v) no Interest Period shall extend beyond the Maturity Date.
          (b) Each Notice of Interest Rate Election shall specify:
               (i) the Group of Loans (or portion thereof) to which such notice applies;
               (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
               (iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Yen LIBOR Loans, the duration of the initial Interest Period applicable thereto; and
               (iv) if such Loans are to be continued as Yen LIBOR Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
          (c) Upon receipt of a Notice of Interest Rate Election from any Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by such Borrower) and such notice shall not thereafter be revocable by such Borrower. If the applicable Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Yen LIBOR

Group of Loans, such Loans shall be converted into Base Rate Loans, and such Borrower shall be deemed to have made a Base Rate Borrowing in the amount of such Yen LIBOR Group of Loans (for which such Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) and the proceeds of such Borrowing shall be deemed to have been used to repay such Yen LIBOR Group of Loans on the last day of the then current Interest Period applicable thereto.
          (d) Notwithstanding anything to the contrary contained herein, if any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, (i) the Base Rate Loan option shall not be available to Borrower and Borrower shall only have the option to make Yen LIBOR Borrowings, (ii) with respect to any Borrowing made (or deemed made) during such period, the Borrower shall be deemed to have elected the Yen LIBOR Borrowing option and, unless the Borrower makes a timely election otherwise, shall be deemed to have elected an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) and (iii) if the Interest Period with respect to any Yen LIBOR Loans shall end during such period, Borrower shall be deemed to have elected to continue such Yen LIBOR Loans as Yen LIBOR Loans and, unless the Borrower makes a timely election otherwise, such Borrower shall be deemed to have elected an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days).
          SECTION 2.8. Interest Rates.
          (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Yen LIBOR Loan pursuant to Section 2.7, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.
          (b) Each Yen LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR for such day.
          (c) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans plus two percent (2%) (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event the “Default Rate” shall be Yen LIBOR with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such rate shall be calculated based upon an Interest Period of 30 days) plus the Applicable Margin for Yen LIBOR Loans plus 2%) (the “Default Rate”); provided, however, with respect to any Borrower Event of Default, the Default Rate shall apply only to those Loans made to the defaulting Borrower.
          (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the applicable Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.
          (e) Interest on all Loans bearing interest at the Base Rate shall be payable in arrears on the first Business Day of each calendar month. Interest on all Yen LIBOR Loans shall be payable on the last Business Day of the applicable Interest Period, but no less frequently than every three months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question.
          SECTION 2.9. Fees.
          (a) Facility Fee. For the period beginning on the date hereof and ending on the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), the Credit Parties shall pay to the Administrative Agent for the account of the Banks a facility fee on the aggregate Commitments, irrespective of usage, at the Applicable Fee Percentage, provided that, with respect to the Borrowers, such obligation shall be divided ratably in proportion to such Borrower’s respective Borrowings and no Borrower shall be liable for an amount greater than its prorata share of such fees, provided, further, that the Guarantors shall be liable for the full amount of such fees. The facility fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Facility Fee Period. The Facility Fee shall be payable in Yen.
          (b) Letter of Credit Fee. During the Term and thereafter for so long as any Letter of Credit shall be outstanding, each Borrower shall pay to the Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit issued for the account of such Borrower, a fee (a “Letter of Credit Fee”) in an amount, provided that no Guarantor Event of Default shall have occurred and be continuing and no Borrower Event of Default shall have occurred and be continuing with respect to such Borrower, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to Yen LIBOR Loans, on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Term and for so long as any Letter of Credit shall be outstanding. From the occurrence, and during the continuance, of a Guarantor Event of Default or a Borrower Event of Default with respect to such Borrower, such fee shall be increased to be equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to Yen LIBOR Loans plus two percent (2%) on the daily average of such issued and undrawn Letters of Credit. The Letter of Credit Fee shall be payable in Yen. Notwithstanding the foregoing, however, no Letter of Credit Fee shall be payable on the available amount of any Letter of Credit to the extent that such Letter of Credit has been cash collateralized as a result of the provisions of Section 9.16(c)(ii) hereof.
          (c) Fronting Bank Fee. Each Borrower shall pay any Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (i) 0.25% of the undrawn amount of such Letter of Credit issued by such Fronting Bank for the account of such Borrower (the “Annual Fronting Bank Fee”) and (ii) JPY25,000, which Fronting Bank Fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term in Yen.
          (d) Extension Fee. If AMB LP elects to extend the term of the Loan in accordance with Section 2.10(b), AMB LP shall pay to the Administrative Agent, for the account of the Banks in proportion to their interests, a fee (a “Extension Fee”) in an amount equal to 0.35% of the aggregate Commitments. The Extension Fee shall be paid by AMB LP on or before the Extension Date in Yen.
          (e) Fees Non-Refundable. All fees set forth in this Section 2.9 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of any Credit Party to pay such fees in accordance with the provisions hereof shall be binding upon the such Credit Party and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.
          SECTION 2.10. Maturity Date.
          (a) The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans and to participate in Letters of Credit hereunder) shall terminate and expire on the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.
          (b) Notwithstanding the foregoing, AMB LP, on behalf of Borrower, may extend the Maturity Date for a period of one (1) year upon the following terms and conditions: (i) delivery by AMB LP of a written notice to the Administrative Agent (the “Extension Notice”) on or before a date that is not more than one hundred eighty (180) days nor less than thirty (30) days prior to the Maturity Date, which Extension Notice the Administrative Agent shall promptly deliver to the Banks; (ii) no Event of Default shall have occurred and be continuing both on the date AMB LP delivers the Extension Notice and on the original Maturity Date (the “Extension Date”) and (iii) AMB LP shall pay the Extension Fee to Administrative

Agent on or before the Extension Date. AMB LP’s delivery of the Extension Notice shall be irrevocable.
          SECTION 2.11. Optional Prepayments.
          (a) Each Borrower may, upon at least two (2) Business Days’ notice to the Administrative Agent, prepay any Base Rate Loans made to such Borrower, in whole or from time to time in part, in amounts aggregating for all Base Rate Loans of such Borrower being prepaid at the same time JPY1,000,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing.
          (b) Each Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent, pay all or any portion of any Yen LIBOR Loan made to such Borrower as of the last day of the Interest Period applicable thereto in amounts aggregating for all Yen LIBOR Loans of such Borrower being prepaid at the same time JPY75,000,000 or more. Except as provided in Article 8 and except with respect to any Yen LIBOR Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof, a Borrower may not prepay all or any portion of the principal amount of any Yen LIBOR Loan made to such Borrower prior to the end of the Interest Period applicable thereto unless such Borrower shall also pay any applicable expenses pursuant to Section 2.15. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Yen LIBOR Group of Loans, except that any Yen LIBOR Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.
          (c) Each Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent (by 1:00 P.M. New York time), reimburse the Administrative Agent for the benefit of the Fronting Bank for the amount of any drawing under a Letter of Credit issued for the account of such Borrower in whole or in part in any amount.
          (d) Any Borrower may at any time return any undrawn Letter of Credit issued for the account of such Borrower to the Fronting Bank in whole, but not in part, and the Fronting Bank within a reasonable period of time shall give the Administrative Agent and each of the Banks notice of such return.
          (e) AMB LP may at any time and from time to time cancel all or any part of the Commitments by the delivery to the Administrative Agent of a notice of cancellation within the applicable time periods set forth in Sections 2.11(a) and (b) if there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being canceled, upon at least five

(5) Business Days’ notice to the Administrative Agent, whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the applicable Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the applicable Borrowers shall prepay all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b). In no event shall AMB LP be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the applicable Borrower for whose account such Letter of Credit was issued returns (or causes to be returned) such Letter of Credit to the Fronting Bank. AMB LP shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid.
          (f) Any amounts so prepaid pursuant to Section 2.11(a) or (b) may be reborrowed. In the event AMB LP elects to cancel all or any portion of the Commitments pursuant to Section 2.11(e) hereof, such amounts may not be reborrowed.
          SECTION 2.12. Mandatory Prepayments. If a Borrower disposes of a real estate asset (or a beneficial interest therein) to a third party on an arm’s length basis (excluding any disposition to an Affiliate of AMB LP, provided that such real estate asset continues to be managed by a AMB LP or a Subsidiary of AMB LP), such Qualified Borrower shall within three (3) Business Days of the settlement date of such disposal prepay to the Administrative Agent all Loans owed by it with respect to the real estate asset or beneficial interest so disposed together with accrued interest on such amount.
          SECTION 2.13. Secured Option.
          (a) Each Borrower shall have the option, exercisable upon not less than thirty (30) days notice to the Administrative Agent to cause any one or more of the Loans to be made to such Borrower to be secured by the Secured Property or a pledge of the equity interests of such Borrower as designated in such notice (such option being the “Secured Option”). In the event any Borrower elects the Secured Option with respect to any Committed Loan after such date, such Committed Loans shall be secured by:
               (i) At such Borrower’s option, either (A) a first priority mortgage (ne teito ken) on all real estate assets purchased with the proceeds of the Loan (the “Secured Property”) substantially in the form of Exhibit C or otherwise reasonably acceptable to the Administrative Agent (a “Mortgage”) or (B) if such Secured Property is intrusted, a first priority pledge (ne shichi) on such trust beneficial interests substantially in the form of Exhibit D or otherwise reasonably acceptable to Administrative Agent (a “TBI Pledge”) or (C) first priority pledge (ne shichi) of all the preferred or common shares of the entity which owns the Secured Property substantially in the form of Exhibit E or otherwise reasonably acceptable to the Administrative Agent (a “Share Pledge”). In each case, the Mortgage, TBI Pledge or

Share Pledge, as the case may be, and such other documents and filings reasonably necessary to perfect and evidence the Banks’ first priority security interest are referred to as the “Security Documents” and such security is referred to as the “Collateral”; and
               (ii) a ratification and reaffirmation by the Guarantors of their obligations under the Guaranty (the “Ratification”).
          (b) Each Borrower shall have the option, upon ten (10) Business Days prior written notice to Administrative Agent, to substitute the type of Security Document securing Collateral (i.e., a Mortgage or a TBI Pledge on a Secured Property can be substituted with a Share Pledge on the preferred or common stock or membership interests of such Borrower; a Share Pledge can be substituted with a Mortgage or TBI Pledge on the Secured Property; a Share Pledge on common stock can be substituted with a Share Pledge on preferred stock; and a Mortgage can be substituted with a TBI Pledge in the event the Secured Property is intrusted and a TBI Pledge can be substituted with a Mortgage in the event the Secured Property is to be removed from the trust), provided (i) such Borrower complies with the terms and conditions of Section 2.13(a)(i), (ii) such Borrower pays all of Administrative Agent’s reasonable out-of-pocket expenses in connection with such substitution and release and (iii) such Borrower causes the Guarantors to deliver a Ratification.
          (c) Each Borrower shall have the option, upon five (5) Business Days prior notice to Administrative Agent, to obtain a release of Collateral securing a Loan provided that (i) such Borrower prepays the Loan secured thereby, (ii) such Borrower pays all of Administrative Agent’s reasonable out-of-pocket expenses in connection with such release and (iii) such Borrower causes the Guarantors to deliver a Ratification.
          (d) Upon ten (10) Business Days notice to Administrative Agent, another Borrower (the “Assuming Borrower”) may assume a Loan made to a Borrower provided that, upon the assumption by such Assuming Borrower of such Loan, (i) the Assuming Borrower delivers Collateral of the type selected by the Assuming Borrower under Section 2.13(a), (ii) the Assuming Borrower satisfies all the conditions to the original Borrowing as set forth in Section 3.2, (iii) the Assuming Borrower pays all of Administrative Agent’s reasonable out-of-pocket expenses in connection with such release and (iii) the Assuming Borrower causes the Guarantors to deliver a Ratification. The release of the original Borrower and such original Collateral shall occur simultaneously with the assumption of the Loan by the Assuming Borrower and the substitution of the Collateral. In no event shall the Administrative Agent release any such Collateral unless and until substitute Collateral has been obtained, to the satisfaction of the Administrative Agent.
          (e) If the type of Collateral selected by a Borrower under Section 2.13(a) is a Mortgage, the applicable Borrower shall provisionally register a Mortgage in favor of the Banks upon the grant thereof. Upon the occurrence and during the continuance of a Guarantor Event of Default or a Borrower Event of Default with respect to such Borrower, such Borrower shall permanently register or cause to be permanently registered, the Mortgage within two (2) Business Days of the Administrative Agent’s request therefor. Concurrently with the provisional registration of the Mortgage, such Borrower shall deliver to the Administration Agent the following (“Mortgage Perfection Documents”): (i) undated powers of attorney of such Borrower necessary to permit the Administrative Agent and the Banks to effectively permanently register the Mortgage; (ii) a recent certificate of registered seal for the applicable Borrower, to be updated to the extent any changes are made with respect to such certificate and not less than once each quarter; (iii) a recent commercial registry of the applicable Borrower, to be updated to the extent any changes are made with respect to such registry and not less than once each fiscal quarter (or as otherwise may be reasonably requested by the Administrative Agent as required to perfect the Banks’ security interest in the Mortgage); (iv) the registration identification information (toki shikibetsu joho) provided under Article 21 of the Immovables Registration Law (fudosan toki hou) (Law No. 123 of 2004, as amended) (the “Immovables Registration Law”) or the document certifying the completion of registration concerning the right of the applicable Borrower (tokizumisho) provided under Article 21 of the Immovables Registration Law and Article 6, paragraph 3 of the Supplementary Provisions (fusoku) of the Immovables Registration Law, as applicable (or identification information (honnin kakunin joho) prepared by a judicial scrivener or legal counsel as provided under Article 23, paragraph 4 of the Immovables Registration Law (fudosan toki hou), if applicable, and (iv) any other documents necessary for the Banks to perfect their security interest in the Mortgage, executed by the applicable Borrower and updated to the extent necessary or as otherwise reasonably requested by the Administrative Agent as required to perfect such security interest. Administrative Agent shall be authorized without necessity of further authorization from such Borrower to permanently register any and all Mortgages in favor of the Banks at any time after the occurrence and during the continuance of a Guarantor Event of Default or a Borrower Event of Default with respect to such Borrower. The applicable Borrower shall bear and promptly reimburse the Administrative Agent and the Banks for all reasonable out-of-pocket costs and expenses incurred in connection with the provisional or permanent registration of Mortgages.
          SECTION 2.14. General Provisions as to Payments.
          (a) Each Borrower shall make each payment of the principal of and interest on its Loans and fees hereunder, by initiating a wire transfer not later than 1:00 P.M. (New York time) on the date when due in Yen immediately available in Tokyo, Japan to the Administrative Agent at its address referred to in Section 9.1, and each Borrower shall deliver to Administrative Agent evidence of such wire as soon as possible thereafter on the date when due. The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each

Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 A.M. (New York time) on any Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Prime Rate. Whenever any payment of principal of, or interest on the Committed Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
          (b) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Prime Rate.
          (c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.14, 2.18 or 9.4, then the Administrative Agent, notwithstanding any contrary provision hereof, shall (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent or the Fronting Bank to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.
          SECTION 2.15. Funding Losses. If any Borrower makes any payment of principal with respect to any Yen LIBOR Loan on any day other than the last day of the Interest Period applicable thereto, or if any Borrower fails to borrow any Yen LIBOR Loans after notice has been given to any Bank in accordance with Section

2.5(a) or if any Borrower shall deliver a Notice of Interest Rate Election specifying that a Yen LIBOR Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, such Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to such Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to such Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.
          SECTION 2.16. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
          SECTION 2.17. Use of Proceeds. Each Borrower shall use the proceeds of the Loans to fund the acquisition and development of properties, or the acquisition of beneficial interests in properties, and for other real estate purposes, in Japan and in other regions of Asia, provided in no event shall any Borrower further lend the proceeds of any Loan to any unrelated third party.
          SECTION 2.18. Letters of Credit.
          (a) Subject to the terms contained in this Agreement (including Section 9.5(c)) and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the applicable Borrower (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by such Borrower; provided that the Fronting Bank shall issue the same only in Yen.
          (b) Each Letter of Credit shall be issued in the minimum amount of JPY10,000,000 or such lesser amount as may be agreed to by the Fronting Bank.
          (c) The Letter of Credit Usage shall be no more than the lesser of (i) JPY9,000,000,000 and (ii) twenty percent (20%) of the Facility Amount at any one time.

          (d) There shall be no more than twenty-five (25) Letters of Credit outstanding at any one time.
          (e) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the applicable Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on or before the date on which the Fronting Bank intends to honor such drawing, and, except as provided in this subsection (e), such Borrower shall reimburse the Fronting Bank, in immediately available funds in Yen, on the same day on which such drawing is honored in an amount equal to the amount of such drawing.
               (i) Notwithstanding anything contained herein to the contrary, unless the applicable Borrower shall have notified the Administrative Agent and the Fronting Bank prior to 1:00 P.M. (New York time) on the Business Day immediately preceding the date of such drawing that such Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, such Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing (in Yen). Each Bank (other than the Fronting Bank) shall, in accordance with Section 2.5(b), make available its pro rata share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount of such draw. In the event that any Bank fails to make available to the Fronting Bank the amount of such Bank’s participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Prime Rate commencing on the date such drawing is honored, and the provisions of Section 9.16 shall otherwise apply to such failure.
               (ii) Notwithstanding the terms of Section 2.18(e)(i), (a) if any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn and (b) if the applicable Borrower has not notified the Administrative Agent and the Fronting Bank prior to 1:00 P.M. (New York time) on the Business Day immediately preceding the date of such drawing that such Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, then (x) the amount of such drawing shall be deemed to be a Borrowing of a Base Rate Loan from the Fronting Bank (to be funded solely by the Fronting Bank) on the date on which such drawing is honored and in an amount equal to the amount of such drawing (in Yen) and (y) such Borrower shall be deemed to have given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent requesting a Borrowing of Yen LIBOR Loans with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) on the date on which such drawing is honored and in an amount equal to the amount of such drawing (in Yen). Each Bank shall, in accordance with Section 2.5(b), make available its Pro Rata Share of such Borrowing of Yen LIBOR Loans under clause (y) above to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to repay the Base Rate Loan made by the Fronting Bank under clause (x) above. In the event that any Bank fails to fund its Pro Rata Share of such Yen LIBOR Loans in accordance with the terms of Section 2.5(b), the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Prime Rate commencing on the date such drawing is honored, and the provisions of Section 9.16 shall otherwise apply to such failure.
          (f) If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, a Guarantor Event of Default as described in Section 6.1(f) or Section 6.1(g) shall have occurred and is continuing or a Borrower Event of Default as described in Section 6.3(e) and 6.3(f) with respect to the Borrower for whose account such Letter of Credit was issued, then on the date on which the Fronting Bank shall have honored such drawing, the applicable Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest at the annual rate of the sum of the Base Rate plus the Applicable Margin for Base Rate Loans plus two percent (2%); provided if any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, such amount shall bear interest at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such rate shall be calculated based upon an Interest Period of 30 days) plus two percent (2%). Each Bank shall purchase an undivided participating interest in such drawing in an amount equal to its pro rata share of the Commitments, and upon receipt thereof the Fronting Bank shall deliver to such Bank an Unreimbursed Obligation participation certificate dated the date of the Fronting Bank’s receipt of such funds and in the amount of such Bank’s pro rata share.
          (g) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank) or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to any Letter of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Bank or such Bank to be material, the cost to the Fronting Bank or any Bank of issuing or maintaining such Letter of Credit or participating therein, then the Borrower for whose account such Letter of Credit was issued shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder. Each Bank will promptly notify each affected Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.18 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank be otherwise disadvantageous to such Bank. If such Bank shall fail to notify any affected Borrower of any such event within 90 days following the end of the month during which such event occurred, then such Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified such Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section 2.18 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          (h) Each Borrower hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of Letters of Credit for the account of such Borrower, other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank or (ii) the failure of the Fronting Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Borrower for whose account the Letter of Credit was issued and the Fronting Bank, such Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, such Letter of Credit issued by the Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to any Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the Fronting Bank will be liable to the Borrower for whose account a Letter of Credit was issued for any damages suffered by such Borrower or its Subsidiaries as a result of the Fronting Bank’s grossly negligent or willful failure to pay under such Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such Letter of Credit.
          (i) If the Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to a Borrower any reimbursement by such Borrower of any drawing under any Letter of Credit, each Bank shall pay to the Fronting Bank or the Administrative Agent, as the case may be, its pro rata share of such payment, but without interest thereon unless the Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Administrative Agent is required to pay.
          (j) It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all of the Banks party hereto that on the Closing Date, the Letters of Credit previously issued by SMBC, as “Fronting Bank” under the Existing Revolving Credit Agreement, and more particularly set forth on Schedule 2.18 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.
          SECTION 2.19. Letter of Credit Usage Absolute. The obligations of each Borrower under this Agreement in respect of any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:
          (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any other Letters of Credit issued for the account of such Borrower or any other Borrower or any other amendment or waiver of or any consent by any Borrower to depart from all or any of the Letter of Credit Documents or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower for whose account the Letter of Credit was issued;
          (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of any Borrower in respect of any Letters of Credit issued for the account of such Borrower;
          (d) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of the Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;
          (e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank;
          (f) payment by the Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; and

          (g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.
          SECTION 2.20. Letters of Credit Maturing after the Maturity Date.
          (a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.20(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date then in effect.
          (b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the Maturity Date, the Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 6.7.
          SECTION 2.21. Addition of Qualified Borrowers; Release of Qualified Borrowers.
          (a) If after the Closing Date, AMB LP desires to cause another Subsidiary which otherwise satisfies the definition of a Qualified Borrower hereunder to become a Qualified Borrower hereunder, then AMB LP shall so notify the Administrative Agent and, upon satisfaction of the following conditions, such Subsidiary shall become a Qualified Borrower under this Agreement: (i) such Subsidiary shall duly execute and deliver to the Administrative Agent applicable Qualified Borrower Joinder Documents and (ii) such Subsidiary shall satisfy all of the conditions with respect thereto set forth in the Qualified Borrower Joinder Agreement. The Administrative Agent shall promptly notify each Bank upon a Subsidiary’s addition as a Qualified Borrower hereunder. Each such Qualified Borrower shall remain a Qualified Borrower hereunder until released as provided in Section 2.21(b) below.
          (b) At such time as any Qualified Borrower pays in full any Loans made to it and no Loan is outstanding to such Qualified Borrower hereunder, AMB LP promptly shall deliver written notice thereof to the Administrative Agent that such Qualified Borrower shall no longer be a Qualified Borrower hereunder, together with the form attached hereto as Exhibit L (the “Qualified Borrower Removal Notice/Form”) completed with respect to such Qualified Borrower, and such Qualified Borrower shall be released as a Qualified Borrower under the Loan Documents, the Security Documents, if any, of such Qualified Borrower shall be released and the Notes executed and delivered by such Qualified Borrower shall be returned to such Qualified Borrower, provided that simultaneously with such release and return, the Guarantors shall deliver a Ratification. The Administrative Agent shall promptly notify each Bank, deliver to each Bank a copy of the completed Qualified Borrower Removal Notice/Form upon a Subsidiary’s release and removal as a Qualified Borrower hereunder, and each Bank shall return to the Qualified Borrower each Note made by such Qualified Borrower and held by such Bank.
ARTICLE III
CONDITIONS
          SECTION 3.1. Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:
          (a) each Borrower shall have executed and delivered to the Administrative Agent the Note or Notes for the account of each Bank, dated on or before the Closing Date, in accordance with the provisions of Section 2.6;
          (b) the Initial Borrower and the Administrative Agent and each of the Banks shall have executed and delivered to each Borrower and the Administrative Agent a duly executed original of this Agreement;
          (c) each Qualified Borrower and the Guarantors shall have executed and delivered to each Credit Party and the Administrative Agent a duly executed original of a Qualified Borrower Joinder Agreement;
          (d) Guarantors shall have executed and delivered to the Administrative Agent a duly executed original of the Guaranty;
          (e) each Bank shall have executed and delivered to the Administrative Agent twenty (20) originally executed Consents in the form of Exhibit F;
          (f) the Administrative Agent shall have received an opinion of DLA Piper LLP (US) and Ito & Mitomi, as counsel for the Credit Parties, in each case, acceptable to the Administrative Agent, the Banks and their counsel;

          (g) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Credit Parties, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the following, each as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the applicable Person as of a date not more than ten (10) days prior to the Closing Date: (i) the operating agreement, partnership agreement, articles of incorporation or other constituent document, as applicable, of each Borrower, (ii) the certificate of formation of each Borrower, (iii) a certificate of existence from the Secretary of State (or the equivalent thereof) of the state of formation of each Borrower, as applicable (iv) for any Borrower that is a TMK, a director’s certificate attaching the following items: articles of incorporation (Teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), notification of commencement of business of TMK (gyoumu kaishi todokede), Asset Liquidation Plan (shisan ryuudouka keikaku), certificate of registration issued by the Kanto Local Finance Bureau, register of common shareholders, register of preferred shareholders, authorizing resolutions and copy of a driver license, passport or such other document relating to identification of the director, (v) for any Borrower that is a YK or GK, representative director’s (or the executive officer’s as applicable) certificate attaching the following items: authorizing resolutions, articles of incorporation (teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), list of shareholders (or unitholders as applicable), and copy of a driver license, passport or such other document relating to identification of the director together with, if applicable, evidence of Article 40, YK Law compliance (or other evidence satisfactory to Administrative Agent that such YK was formed more than 2 years prior to the date such YK acquired the relevant Property), (vi) with respect to any other Person that is not a TMK, a YK or a GK that is intended to become a Qualified Borrower, such documents as reasonably required by, and in form reasonably satisfactory to, the Administrative Agent, (vii) the agreement of limited partnership of AMB LP, (viii) the certificate of limited partnership of AMB LP (ix) a certificate of existence for AMB LP from the Secretary of State (or the equivalent thereof) of Delaware to be dated not more than thirty (30) days prior to the Closing Date, (x) the articles of incorporation and by laws of AMB Corporation, (xi) a good standing certificate for AMB Corporation from the Secretary of State (or the equivalent thereof) of Maryland to be dated not more than thirty (30) days prior to the Closing Date;
          (h) each Credit Party as of the Closing Date shall have executed a solvency certificate acceptable to the Administrative Agent;

          (i) the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;
          (j) to the extent a Credit Party is a party to such agreement, such Credit Party shall have taken all actions required to authorize the execution and delivery of this Agreement, the Guaranty, the Qualified Borrower Joinder Agreement and the other Loan Documents and the performance thereof;
          (k) the Banks shall be satisfied that no Credit Party nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect and AMB Corporation shall have delivered a certificate so stating;
          (l) the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.9 hereof on or before the Closing Date, and the reasonable fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for each Borrower to approve and process the same, shall have been paid to Skadden, Arps, Slate, Meagher & Flom LLP;
          (m) each Credit Party shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Credit Party of the Loan Documents to which such Credit Party is a party and the validity and enforceability of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;
          (n) no Default or Event of Default shall have occurred; and
          (o) the Guarantors shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Closing Date.
          SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
          (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2, or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.18;

          (b) receipt by the Administrative Agent of a Note by the applicable Borrower for the account of each Bank, if not previously delivered, satisfying the requirements of Section 2.6;
          (c) in the event that any Borrower exercised the Secured Option, on or before the date that is five (5) Business Days prior to such Borrowing, such Borrower shall deliver to the Administrative Agent the following:
               (i) an executed applicable Security Document in recordable form or bearing an officially confirmed date (hakutei hizuke), if applicable;
               (ii) if the Secured Option selected is a Mortgage, certificates of insurance with respect to the Real Estate Property being acquired with such Borrowing (the “Secured Property”) naming Administrative Agent and each of the Banks as additional insured and demonstrating the coverages required by this Agreement and the applicable Security Documents;
               (iii) opinion of counsel of such Borrower’s Japan counsel with respect to the Security Documents;
               (iv) with respect to a Mortgage, the corresponding Mortgage Perfection Documents;
               (v) with respect to a Share Pledge involving a pledge of preferred TMK shares, the original share certificates and certified copies of share registers and resolutions required under Section 4 of the form of the Share Pledge;
               (vi) with respect to a TBI Pledge, the original trust beneficial interest certificate and the other documents required under the form of Pledge of Beneficiary Interest under Trust attached hereto as Exhibit D;
               (vii) if the Secured Option selected is a Mortgage, a copy of the real property register (fudosan tokibo tohon) or certificate of registered matters (zenbu jiko shomeisho) for each Secured Property dated no earlier than ten (10) days prior to the date of the relevant Borrowing, showing the applicable Borrower as the owner of the Secured Property;
               (viii) an amount equal to any recording fees, stamp taxes, documentary taxes or similar fees required to be paid in connection with the recording of the Security Documents (excluding any future costs to be incurred with the permanent registration of any Mortgage, the cost of which is to be paid directly by the Borrower); and
               (ix) all other documents, filings, affidavits, and deliveries normally and customarily delivered in connection with such a secured transaction, as requested by Administrative Agent in its reasonable opinion and within a reasonable period of time prior to such Borrowing.
          (d) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage will not exceed the aggregate amount of the Commitments;
          (e) immediately before and after such Borrowing or issuance of any Letter of Credit, no Guarantor Default or Guarantor Event of Default shall have occurred and be continuing and no Borrower Default or Borrower Event of Default with respect to such Borrower shall have occurred and be continuing, both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;
          (f) the representations and warranties of each of the Guarantors and such Borrower contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;
          (g) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement; and
          (h) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Administrative Agent or the Majority Banks, as the case may be, has had or is likely to have a Material Adverse Effect.
Each Borrowing hereunder or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by each of the Guarantors and the Borrower receiving such Loan or for whose account such Letter of Credit is being issued on the date of such Borrowing as to the facts specified in clauses (c), (d), (e), (f), (g) and (h) (to the extent that such Borrower is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by any Guarantor or such Borrower to the Banks. Notwithstanding anything to the contrary, no Borrowing shall be permitted if such Borrowing would cause any Credit Party to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.1. Representations and Warranties by the Guarantors. In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, each of AMB LP and AMB Corporation, as applicable, make the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
          (a) Existence and Power.
               (i) AMB LP is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.
               (ii) AMB Corporation is a corporation, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.
          (b) Power and Authority.
               (i) Each Guarantor has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
               (ii) Each Guarantor has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of such Loan Documents.

          (c) No Violation. Neither the execution, delivery or performance by any Guarantor of the Loan Documents to which it is a party, nor compliance by such Guarantor with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Guarantor (or of any partnership of which such Guarantor is a partner) or any of its Consolidated Subsidiaries is a party or by which any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by such Guarantor under any organizational document of Guarantor or any other Person in which such Guarantor has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          (d) Financial Information.
               (i) The consolidated balance sheet of AMB LP and its Consolidated Subsidiaries as of December 31, 2009, and the related consolidated statements of operations and cash flows of AMB Corporation for the fiscal year then ended, reported on by PriceWaterhouseCoopers fairly present, in conformity with GAAP, the consolidated financial position of each of the Guarantors and their Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such fiscal quarter.
               (ii) Since September 30, 2010, (i) except as may have been disclosed in writing to the Banks, nothing has occurred having a Material Adverse Effect, and (ii) except as set forth on Schedule 4.4(b), no Credit Party has incurred any material indebtedness or guaranty on or before the Closing Date.
          (e) Litigation. Except as previously disclosed by the Guarantors in writing to the Banks, there is no action, suit or proceeding pending against or, to the knowledge of the Guarantors, threatened against or affecting, (i) any Credit Party or any of their respective Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.
          (f) Intentionally Deleted.
          (g) Environmental. AMB LP conducts reviews of the effect of Environmental Laws on the business, operations and properties of AMB LP and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses). On the basis of this review, AMB LP has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.
          (h) Taxes. Each Credit Party and their respective Consolidated Subsidiaries have filed all United States Federal and Japanese national and local income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Credit Parties or any of their respective Consolidated Subsidiaries, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Credit Parties and their respective Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of AMB LP, adequate.
          (i) Full Disclosure. All information heretofore furnished by the Credit Parties to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Guarantors have disclosed to the Administrative Agent, in writing, any and all facts which have or may have (to the extent the Guarantors can now reasonably foresee) a Material Adverse Effect.
          (j) Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date and after each Loan, each Credit Party will be Solvent.
          (k) Use of Proceeds. All proceeds of the Loans will be used by each Borrower only in accordance with the provisions of Section 2.17. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.
          (l) Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;
          (m) Investment Company Act; Public Utility Holding Company Act. No Credit Party and no Consolidated Subsidiary (other than AMB Capital Partners, LLC) is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          (n) Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of each of the Guarantors is Pier 1, Bay 1, San Francisco, California 94111.
          (o) REIT Status. AMB Corporation is qualified and AMB Corporation intends to continue to qualify as a real estate investment trust under the Code.
          (p) Patents, Trademarks, etc. The Credit Parties have obtained and hold in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.
          (q) Judgments. As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of Thirty-Five Million Dollars (US$35,000,000) (or its equivalent in alternate currency) or more entered by a court or courts of competent jurisdiction against any of the Credit Parties or, to the extent such judgment would be recourse to any Credit Party, any of their respective Consolidated Subsidiaries (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).
          (r) No Default. No Event of Default or, to the best of AMB LP’s knowledge, Default exists under or with respect to any Loan Document, and no Credit Party is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.
          (s) Licenses, etc. Each Credit Party has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.
          (t) Compliance With Law. To AMB LP’s knowledge, each Credit Party and each of their respective Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.
          (u) No Burdensome Restrictions. Except as may have been disclosed by AMB LP in writing to the Banks, no Credit Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.
          (v) Brokers’ Fees. No Credit Party has dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and no Credit Party has done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by any such party of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.
          (w) Intentionally Deleted.
          (x) Insurance. AMB LP currently maintains insurance at 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of its Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-VII in amounts that prudent owners of assets such as AMB LP’s directly or indirectly owned Real Property Assets would maintain.

          (y) Documents. The documents delivered pursuant to Section 3.1(g) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of each Credit Party as of the Closing Date. AMB Corporation is the general partner of AMB LP. Attached hereto as Exhibit I is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Initial Borrower and the Qualified Borrowers as of the Closing Date.
          (z) Unencumbered Properties. As of [September 30, 2010], each Property listed on Schedule 1.1(b) as an Unencumbered Property (i) is wholly-owned or ground leased (directly or beneficially) by AMB LP, a Financing Partnership or a Joint Venture Subsidiary, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by the Guarantors or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens, and (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by the Guarantors or Joint Venture Parent subject) to any Negative Pledge. All of the information set forth on Schedule 1.1(b) is true and correct in all material respects.
          SECTION 4.2. Representations and Warranties by the Initial Borrower. In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Initial Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
          (a) Existence and Power. The Initial Borrower is a tokurei yugen kaisha duly formed under the laws of Japan. The Initial Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.
          (b) Power and Authority.
               (i) The Initial Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Initial Borrower and the performance by the Initial Borrower of the Loan Documents to which it is a party.
               (ii) The Initial Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Initial Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
          (c) No Violation. Neither the execution, delivery or performance by or on behalf of the Initial Borrower of the Loan Documents to which it is a party, nor compliance by the Initial Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Initial Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Initial Borrower (or of any partnership of which the Initial Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Initial Borrower under any organizational document of any Person in which the Initial Borrower has an interest, or cause a material default under the Initial Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          (d) Litigation. Except as previously disclosed by the Guarantors in writing to the Banks, there is no action, suit or proceeding pending against or, to the knowledge of the Initial Borrower, threatened against or affecting, (i) the Initial Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.
          (e) Organizational Documents. The Initial Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of its organizational documents. Attached hereto as Exhibit I is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Initial Borrower as of the Closing Date.

ARTICLE V
AFFIRMATIVE AND NEGATIVE COVENANTS
          AMB LP covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:
          SECTION 5.1. Information. AMB LP will deliver, or cause to be delivered, to each of the Banks:
          (a) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of AMB LP) a consolidated balance sheet of the Guarantors and their Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of Guarantors’ operations and consolidated statements of Guarantors’ cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on Guarantors’ Form 10K and reported on by PriceWaterhouseCoopers or other independent public accountants of nationally recognized standing;
          (b) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three quarters of each Fiscal Year of the Guarantors), (i) a consolidated balance sheet of the Guarantors and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of Guarantors’ operations and consolidated statements of Guarantors’ cash flow for such quarter and for the portion of the Guarantors’ Fiscal Year ended at the end of such quarter, all reported in the form provided to the Securities and Exchange Commission on Guarantors’ Form 10Q, and (ii) such other information reasonably requested by the Administrative Agent or any Bank;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of AMB LP (i) setting forth in reasonable detail (including, without limitation, reconciliation to GAAP) the calculations required to establish whether AMB LP was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of AMB LP on the dates and for the periods indicated, on the basis of GAAP, with respect to AMB LP subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of AMB LP during the period beginning on the date through which the last such review was made pursuant to this

Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 or 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of AMB LP, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 or Section 6.3 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action AMB LP proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;
          (d) (i) within five (5) Business Days after any officer of AMB LP obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, or other executive officer of AMB LP setting forth the details thereof and the action which AMB LP is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after AMB LP obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against AMB LP or its direct or indirect Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;
          (e) promptly upon the mailing thereof to the shareholders of AMB Corporation generally, copies of all proxy statements so mailed;
          (f) promptly upon the filing thereof and to the extent that the same is not publicly available, copies of all reports on Forms 10-K and 10-Q (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which AMB Corporation shall have filed with the Securities and Exchange Commission;
          (g) promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii)

receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of AMB LP setting forth details as to such occurrence and action, if any, which AMB LP or applicable member of the ERISA Group is required or proposes to take;
          (h) promptly and in any event within ten (10) days after AMB LP obtains actual knowledge of any of the following events, a certificate of AMB LP, executed by an officer of AMB LP specifying the nature of such condition, and AMB LP’s or, if AMB LP has actual knowledge thereof the Environmental Affiliate’s, proposed initial response thereto: (i) the receipt by AMB LP or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that AMB LP or any of the Environmental Affiliates is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against AMB LP or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against AMB LP or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;
          (i) promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to AMB LP relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;
          (j) simultaneously with the delivery of the information required by Sections 5.1(a) and (b), a statement of all Unencumbered Properties;
          (k) annually, unaudited financial information for each Borrower prepared by such Borrower in the ordinary course of business, together with notice from each Borrower of any disposition or transfer by such Borrower of any real estate asset to an Affiliate of AMB LP during the prior year; and

          (l) from time to time such additional information regarding the financial position or business of the Credit Parties and their respective Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose any Credit Party or their respective Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on any Credit Party or any of their respective Subsidiaries or on any Property of any of them.
          SECTION 5.2. Payment of Obligations. Each Credit Party and their respective Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.
          SECTION 5.3. Maintenance of Property; Insurance.
          (a) AMB LP will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation their respective Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.
          (b) AMB LP shall maintain, or cause to be maintained, insurance described in Section 4.1(x) hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, AMB LP’s Real Property Assets. AMB LP will deliver to the Administrative Agent upon the reasonable request of the Administrative Agent from time to time (i) full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.1(x) from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by AMB LP.
          SECTION 5.4. Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect, their respective partnership and corporate existence and their respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

          SECTION 5.5. Compliance with Laws. Each Credit Party will, and will cause their Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or any Bank to any material liability therefor.
          SECTION 5.6. Inspection of Property, Books and Records. AMB LP will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank, at such Bank’s expense, or from and after an Event of Default, at AMB LP’s expense, to visit and inspect any of its properties, including without limitation its Real Property Assets, and so long as disclosure of such information could not result in a violation of, or expose any Credit Party or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on any Credit Party or any of their Subsidiaries or on any Property of any of them, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.
          SECTION 5.7. Existence. AMB LP shall do or cause to be done, all things necessary to preserve and keep in full force and effect its, and each Credit Party’s and their respective Consolidated Subsidiaries’, existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.
          SECTION 5.8. Financial Covenants.
          (a) Total Liabilities to Total Asset Value. AMB LP shall not permit the ratio of Total Liabilities to Total Asset Value of AMB LP to exceed 0.60:1 at any time; provided, however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, Total Liabilities may exceed sixty percent (60%) of Total Asset Value, but in no event exceed sixty-five percent (65%) of Total Asset Value. For purposes of this covenant,

(i) Total Liabilities shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Liabilities that by its terms are scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash or Cash Equivalents, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Liabilities is adjusted under clause (i).
          (b) Adjusted EBITDA to Fixed Charges Ratio. AMB LP shall not permit the ratio of Adjusted EBITDA to Fixed Charges of AMB LP, for the then most recently completed four (4) consecutive Fiscal Quarters, to be less than 1.50:1.
          (c) Secured Debt to Total Asset Value. AMB LP shall not permit the ratio of Secured Debt to Total Asset Value of AMB LP to exceed 0.35:1 at any time; provided, however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, the ratio of Secured Debt to Total Asset Value may exceed 0.35:1, but in no event exceed 0.40:1. For purposes of this covenant, (i) Secured Debt shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Debt that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash or Cash Equivalents, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Debt is adjusted under clause (i).
          (d) Intentionally Deleted.
          (e) Unencumbered Net Operating Cash Flow to Unsecured Interest Expense. AMB LP shall not permit the ratio of Unencumbered Net Operating Cash Flow of AMB LP to Unsecured Interest Expense to be less than 1.75:1.
          (f) Minimum Tangible Net Worth. The Consolidated Tangible Net Worth of AMB LP determined in conformity with GAAP will at no time be less than the sum of Three Billion Four Hundred Forty Million Dollars ($3,440,000,000) and seventy percent (70%) of the Net Offering Proceeds (other than proceeds received within ninety (90) days after the redemption, retirement or repurchase of ownership or equity interests in either or both Guarantors, up to the amount paid by either or both Guarantors in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that neither Guarantor shall have increased its Net Worth as a result of any such proceeds) received by such Guarantors subsequent to the Closing Date.
          (g) Dividends. During the continuance of a monetary Event of Default, AMB LP shall only pay partnership distributions that are necessary to enable AMB Corporation to make those dividends necessary to maintain AMB Corporation’s status as a real estate investment trust.
          (h) Permitted Holdings. The Credit Parties’ primary business will not be substantially different from that conducted by Guarantor on the Closing Date and shall include the ownership, operation and development of Real Property Assets and any other business activities of the Credit Parties and their Subsidiaries will remain incidental thereto. Notwithstanding the foregoing, the Credit Parties and their Subsidiaries may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly by a Credit Party does not exceed, at any time, twenty-five percent (25%) of Total Asset Value of AMB LP unless a greater percentage is approved by the Majority Banks (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of calculating the foregoing percentage, the value of Unimproved Assets shall be calculated based upon the book value thereof, determined in accordance with GAAP.
          (i) Unsecured Debt Yield. As of the last day of each Fiscal Quarter for the immediately preceding consecutive four quarters, the ratio (expressed as a percentage) (the “Unsecured Debt Yield”) of (i) Unencumbered Net Operating Cash Flow to (ii) Unsecured Debt (less the sum of (x) the value of any Unrestricted Cash or Cash Equivalent owned by AMB LP, not to exceed $250,000,000 in the aggregate, and (y) $35,000,000) shall not be less than, (x) with respect to the period commencing on November 10, 2010 and ending on the day immediately prior to the 18 month anniversary of such date, 11%; provided, however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, the Unsecured Debt Yield may be less than 11%, but in no event less than 10%, and (y) with respect to the period commencing on the 18 month anniversary of November 10, 2010, 11.5%; provided, however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, the Unsecured Debt Yield may be less than 11.5%, but in no event less than 10.5%. For purposes of determining the Unsecured Debt Yield only, Unencumbered Net Operating Income shall be adjusted to include as to any Unencumbered Property with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant.
          (j) No Liens. Guarantors shall not, and shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries to, allow any Unencumbered Property (or any equity interests in such Property that are owned directly or indirectly by Guarantors or any Joint Venture Parent) that is necessary to comply with the provisions of Section 5.8(e) or any other financial covenant to become subject to a Lien that secures the Indebtedness of any Person, other than Permitted Liens.
          (k) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.
          SECTION 5.9. Restriction on Fundamental Changes.
          (a) Neither Guarantor shall enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Majority Banks,

unless the following criteria are met: (i) either (x) such Guarantor is the surviving entity, or (y) the individuals constituting AMB Corporation’s board of directors or board of trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s board of directors or board of trustees after such merger or consolidation; and; (ii) the entity which is merged into such Guarantor is predominantly in the commercial real estate business. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.
          (b) No Borrower shall enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Majority Banks, unless the following criteria are met: (i) the surviving entity is predominantly in the commercial real estate business in Japan or the same jurisdiction of operation as such Borrower; (ii) the surviving entity continues to be 50% owned, directly or indirectly, by AMB LP and AMB LP continues to control such surviving entity, (iii) if such merger or consolidation involves a Qualified Borrower, the surviving entity continues to qualify as a Qualified Borrower; (iv) the surviving entity assumes all obligations of its predecessor hereunder; (v) if such merger or consolidation affects Collateral, substantially similar substitute Collateral (in the Administrative Agent’s reasonable opinion) are provided as required by Section 2.13 and (vi) a Ratification is delivered to Administrative Agent. Neither Borrower nor a Qualified Borrower shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.
          (c) AMB LP shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent, which consent shall not be unreasonably withheld. Without limitation of the foregoing, no Person shall be admitted as a general partner of AMB LP other than AMB Corporation. AMB Corporation shall not amend its articles of incorporation, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent, which consent shall not be unreasonably withheld. No Borrower shall amend its articles of incorporation, formation documents or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent, which consent shall not be unreasonably withheld. AMB LP shall not make any “in-kind” transfer of any of its property or assets to any of its constituent partners if such transfer would result in an Event of Default under Section 6.1(b) by reason of a breach of the provisions of Section 5.8.
          SECTION 5.10. Changes in Business.

          (a) Except for Permitted Holdings and Foreign Property Interests, none of the Credit Parties shall enter into any business which is substantially different from that conducted by Guarantors on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. AMB LP shall carry on its business operations through its Consolidated Subsidiaries and its Investment Affiliates.
          (b) Except for Permitted Holdings and Foreign Property Interests, AMB LP shall not engage in any line of business which is substantially different from the business conducted by AMB LP on the Closing Date, which includes the ownership, operation and development of Real Property Assets and the provision of services incidental thereto, whether directly or through its Consolidated Subsidiaries and Investment Affiliates.
          SECTION 5.11. AMB Corporation Status.
          (a) Status. AMB Corporation shall at all times (i) remain a publicly traded company listed for trading on the New York Stock Exchange, and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.
          (b) Indebtedness. AMB Corporation shall not, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
          (1) the Obligations; and
          (2) Indebtedness of AMB LP for which there is recourse to AMB Corporation which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default under any provision of this Article V.
          (c) Restriction on Fundamental Changes.
          (1) AMB Corporation shall not have an investment in any Person other than (i) AMB LP or indirectly through AMB LP, (ii) directly or indirectly in Financing Partnerships, and (iii) the interests identified on Schedule 5.11(c)(1) attached hereto.
          (2) AMB Corporation shall not acquire an interest in any Property other than securities issued by AMB LP and Financing Partnerships and the interests identified on Schedule 5.11(c)(2) attached hereto.

          (d) Environmental Liabilities. Neither AMB LP nor any of its Subsidiaries shall become subject to any Environmental Claim which has a Material Adverse Effect, including, without limitation, any arising out of or related to (i) the release or threatened release of any Material of Environmental Concern into the environment, or any remedial action in response thereto, or (ii) any violation of any Environmental Laws. Notwithstanding the foregoing provision, AMB LP shall have the right to contest in good faith any claim of violation of an Environmental Law by appropriate legal proceedings and shall be entitled to postpone compliance with the obligation being contested as long as (i) no Event of Default shall have occurred and be continuing, (ii) AMB LP shall have given Administrative Agent prior written notice of the commencement of such contest, (iii) noncompliance with such Environmental Law shall not subject AMB LP or such Subsidiary to any criminal penalty or subject Administrative Agent or any Bank to pay any civil penalty or to prosecution for a crime, and (iv) no portion of any Property material to AMB LP or its condition or prospects shall be in substantial danger of being sold, forfeited or lost, by reason of such contest or the continued existence of the matter being contested.
          (e) Disposal of Ownership Interest.
               (i) AMB Corporation will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in AMB LP or any of its equity interest in any of the partners of AMB LP as of the date hereof (except in connection with the dissolution or liquidation of such partners of AMB LP or the redemption of interests in connection with stock repurchase programs), except for the reduction of AMB Corporation’s interest in AMB LP arising from AMB LP’s issuance of partnership interests in AMB LP or the retirement of preferred units by AMB LP. AMB Corporation will continue to be the managing general partner of AMB LP.
               (ii) AMB LP will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its member interests in the Initial Borrower unless, following such disposition, AMB LP continues to own, directly or indirectly, at least fifty percent (50%) of the Initial Borrower and AMB LP (or a Person that is owned and controlled, directly or indirectly, by AMB LP) continues to be the sole shareholder, general partner or managing member or otherwise exercises control over the Initial Borrower.
               (iii) Each Qualified Borrower will continue to meet the qualifications of a Qualified Borrower.
          SECTION 5.12. Other Indebtedness. Guarantors shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries that own, directly or indirectly, any Unencumbered Property to, directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness other than trade debt incurred in the ordinary course of business and Indebtedness owing to AMB LP or any Financing Partnership, if the resulting failure of such Property to qualify as an Unencumbered Property would result in an Event of Default under Section 5.8.
          SECTION 5.13. Forward Equity Contracts. If AMB LP shall enter into any forward equity contracts, AMB LP may only settle the same by delivery of stock, it being agreed that if AMB LP shall settle the same with cash, the same shall constitute a Guarantor Event of Default hereunder unless AMB LP shall have received the unanimous consent of the Banks to settle such forward equity contracts with cash.
          SECTION 5.14. Capital Funding Loans. Notwithstanding anything in this Agreement to the contrary, in the event that any Property located outside the United States (each a “Non-US Property”) is owned by a Financing Partnership (a “100% AMB Non-US Property Owner”), by a Joint Venture Subsidiary (a “JV Non-US Property Owner”) or by a wholly-owned direct or indirect subsidiary of a Joint Venture Subsidiary (a “Tiered Non-US Property Owner”; such Joint Venture Subsidiary is hereinafter referred to as the “First Tier JV”; each entity through which the First Tier JV indirectly owns a Tiered Non-US Property Owner is hereinafter referred to as an “Intermediate Tier Entity”; and the Tiered Non-US Property Owners, the 100% AMB Non-US Property Owners and the JV Non-US Property Owners are sometimes hereinafter referred to individually as a “Non-US Property Owner” and collectively as the “Non-US Property Owners”) and the Non-US Property Owner or, in the case of any Tiered Non-US Property Owner, the related First Tier JV or a related Intermediate Tier Entity has incurred Indebtedness (whether or not such Indebtedness is secured by a Lien against such Non-US Property and/or any direct or indirect equity interests in the Non-US Property Owner) (each a “Capital Funding Loan”) held by
(x)	in the case of a 100% AMB Non-US Property Owner, AMB LP or any other Financing Partnership, and

(y)	in the case of a JV Non-US Property Owner or a Tiered Non-US Property Owner, either (AA) an entity (hereinafter an “International FinCo”) in which Guarantors’ Share is the same or greater than Guarantors’ Share in such Non-US Property Owner, or (BB) a Financing Partnership (or AMB LP directly) and entities which are not Financing Partnerships (including Persons who are not Affiliates of AMB LP or whose constituent entities include Persons who are not Affiliates of AMB LP) (“Joint Lenders”), provided that AMB LP’s direct or indirect share of such Indebtedness is the same or greater than Guarantors’ Share of such Non-US Property Owner, then no such Capital Funding Loan or related Second Tier Funding Loan (as defined below) shall be deemed to constitute Indebtedness for any purposes under this Agreement, any Lien securing such Capital Funding Loan shall be a Permitted Lien and no Non-US Property to which such Capital Funding Loan or Second Tier Funding

Loan relates shall fail to be an Unencumbered Property solely because the capital provided to the applicable Non-US Property Owner or related First Tier JV or Intermediate Tier Entity was in the form of a Capital Funding Loan rather than a contribution to the equity of such Non-US Property Owner, First Tier JV or Intermediate Tier Entity, so long as
(a)	in the case of a Capital Funding Loan made by an International FinCo, the sale of such Capital Funding Loan, or the sale or refinancing of any interest in the Non-US Property or any direct or indirect equity interests in the Non-US Property Owner acquired as a result of the exercise of any remedies in connection with the enforcement of such Capital Funding Loan, is Substantially Controlled by AMB LP (as defined below),

(b)	in the case of a Capital Funding Loan made by Joint Lenders, any remedies in connection with enforcement of such Capital Funding Loan may only be exercised by such Joint Lenders concurrently and, in the event of any such exercise and the Joint Lenders acquire such Non-US Property or any direct or indirect equity interests in such Non-US Property Owner, the sale or refinancing of such Non-US Property and, if the direct or indirect equity interests in such Non-US Property Owner are held jointly, such equity interests will be Substantially Controlled by AMB LP, and

(c)	no interest in any Capital Funding Loan or Second Tier Funding Loan held directly or indirectly by AMB LP is subject to any Lien (other than a Permitted Lien) or any Negative Pledge.
For purposes of the foregoing, an action will be “Substantially Controlled by AMB LP” if such action is substantially controlled directly by AMB LP or through one or more Financing Partnerships either by agreement of the parties, through the provisions of a Person’s formation documents or otherwise. For purposes of the preceding sentence, an action shall be deemed to be substantially controlled directly by AMB LP or through one or more Financing Partnerships if AMB LP or such Financing Partnerships have the ability to exercise a usual and customary buy-sell right in the event of a disagreement regarding such action. As used herein the term “Second Tier Funding Loan” means any loans made to an International FinCo by AMB LP, any Financing Partnerships of AMB LP and/or any other Person with an equity interest in such International FinCo (or affiliates of such other Person) so long as (x) AMB LP’s direct or indirect share of the combined loans of AMB LP, any Financing Partnership and/or such other Persons (or affiliates thereof) to the International FinCo is the same or greater than Guarantors’ Share of the applicable Non-US Property Owner, and (y) all such loans are pari passu and any remedies that may be exercised in connection with enforcement of such loans may only be exercised concurrently or not at all.

ARTICLE VI
DEFAULTS
          SECTION 6.1. Guarantor Event of Default. A “Guarantor Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:
          (a) any Guarantor shall fail to pay any amounts due under the terms and conditions of the Guaranty;
          (b) any Guarantor shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9, Section 5.10, Section 5.11(a), (b), (c) or (e), Section 5.12 or Section 5.13 applicable to such Guarantor;
          (c) any Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (f), (g), (j), (l), (o) and (s) of this Section 6.1) applicable to such Guarantor for 30 days after written notice thereof has been given to such Guarantor by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided such Guarantor commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;
          (d) any representation, warranty, certification or statement made by any Guarantor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by such Guarantor at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to such Guarantor;
          (e) any Guarantor or any Subsidiary or any Investment Affiliate of any Guarantor shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed Fifty Million Dollars (US$50,000,000) (or its equivalent in alternate currency) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or any Guarantor or any Subsidiary or any Investment Affiliate of any Guarantor shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;
          (f) any Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, including under Japanese law, any corporate action or proceedings are undertaken relating to bankruptcy (hasan), civil rehabilitation (minjisaisei tetsuzuki kaishi), commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki), or commencement of special liquidation (tokubetsu seisan) (except for any such action taken for the purposes of a reconstruction or amalgamation whilst solvent on terms previously approved by the Administrative Agent) or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;
          (g) an involuntary case or other proceeding shall be commenced against any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including the Japanese laws set forth in Section 6.3(f) above) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against any Guarantor under the federal or national bankruptcy laws as now or hereafter in effect;
          (h) Intentionally Deleted;
          (i) one or more final, non-appealable judgments or decrees in an aggregate amount of Thirty-Five Million Dollars (US$35,000,000) or more shall be entered by a court or courts of competent jurisdiction against any Guarantor or, to the extent of any recourse to such Guarantor, any Guarantors’ Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;
          (j) there shall be a change in the majority of the Board of Directors of AMB Corporation during any twelve (12) month period, excluding any change in directors resulting from (x) the death or disability of any director, or (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of AMB Corporation to qualify under applicable law as independent directors or (z) the replacement of any director who is an officer or employee of AMB Corporation or an affiliate of AMB Corporation with any other officer or employee of AMB Corporation or an affiliate of AMB Corporation;
          (k) any Person (including affiliates of such Person) or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of AMB Corporation;
          (l) AMB Corporation shall cease at any time to qualify as a real estate investment trust under the Code;
          (m) if any Termination Event with respect to a Plan, Multiemployer Plan or Benefit Arrangement shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan, Multiemployer Plan or Benefit Arrangement and the insufficiency of any and all other Plans, Multiemployer Plans and Benefit Arrangements with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of a Guarantor rather than a liability of the Plan, the liability of a Guarantor) is equal to or greater than Twenty Million Dollars ($20,000,000) and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
          (n) if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than Twenty Million Dollars ($20,000,000) and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
          (o) at any time, for any reason, any Guarantor seeks to repudiate its obligations under the Guaranty;

          (p) a default by any Guarantor beyond any applicable notice or grace period under this Agreement or any of the other Loan Documents to which such Guarantor is a party;
          (q) any assets of any Guarantor shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code;
          (r) any of the Notes, the Loan, the Obligations, the Guaranty or any of the Loan Documents or the exercise of any of the Administrative Agent’s or any of the Bank’s rights in connection therewith shall constitute a prohibited transaction under ERISA and/or the Code; or
          (s) if (i) any Insolvency Event shall have occurred with respect to any Borrower, (ii) the Administrative Agent or any Bank shall be required by any applicable governmental authority to set up reserves as a result of such Insolvency Event and (iii) the Guarantors shall fail to either cure such Insolvency Event or pay in full all outstanding Loans made to such Borrower within thirty (30) days of the date the Administrative Agent or any Bank shall be required to set up such reserves.
          SECTION 6.2. Rights and Remedies. Upon the occurrence of any Guarantor Event of Default described in Sections 6.1(f), (g), (o), (q) or (r), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Credit Parties; and upon the occurrence and during the continuance of any other Guarantor Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Majority Banks shall), by written notice to the Credit Parties, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Credit Parties.
          SECTION 6.3. A “Borrower Event of Default”as to any Borrower shall have occurred if one or more of the following events shall have occurred and be continuing:
          (a) such Borrower shall fail to (i) pay when due any principal of any Loan, or (ii) such Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due;
          (b) such Borrower shall fail to observe or perform any covenant of Section 5.9(b) and (c), and Section 5.11(e)(iii) applicable to such Borrower;
          (c) such Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referenced in Section 6.3(a) and (b) hereof) or the Security Documents of such Borrower, if any, for 30 days after written notice thereof has been given to such Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided such Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days; provided, further, that such Borrower, in lieu of such cure, may within such time periods described above, exercise its right under Section 2.13 to cause such Security Documents to be terminated and released or to select another Security Option under Section 2.13, in which event such failure shall be deemed cured;
          (d) any representation, warranty, certification or statement made by such Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by such Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to such Borrower;
          (e) such Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, including under Japanese law, any corporate action or proceedings are undertaken relating to bankruptcy (hasan), civil rehabilitation (minjisaisei tetsuzuki kaishi), commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki), or commencement of special liquidation (tokubetsu seisan); and except for any such action taken for the purposes of a reconstruction or amalgamation whilst solvent on terms previously approved by the Administrative Agent or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; provided that none of the foregoing shall be deemed an Event of Default if, within forty-five (45) Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(e)) is substituted for such Borrower or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Credit Party;
          (f) an involuntary case or other proceeding shall be commenced against such Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including the Japanese laws set forth in Section 6.3(e) above) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against any Borrower under the federal or national bankruptcy laws as now or hereafter in effect; provided that none of the foregoing shall be deemed an Event of Default if, within forty-five (45) Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(f)) is substituted for such Borrower or (y) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Credit Party;
          (g) at any time, for any reason, such Borrower seeks to repudiate its obligations under any Loan Document;
          (h) a default by such Borrower beyond any applicable notice or grace period under any of the other Loan Documents to which such Borrower is a party;
          (i) any assets of such Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of

Section 4975(e)(1) of the Code; provided that if, within forty-five (45) Business Days of the date any assets of such Borrower constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code, (i) a Subsidiary satisfying the definition of Qualified Borrower is substituted for such Borrower (and which would not cause a similar default under this Section 6.3(i)) or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Credit Party; or
          (j) any Notes delivered by such Borrower, any Loans made to such Borrower, any of the Loan Documents to which such Borrower is a party or the exercise of any of the Administrative Agent’s or any of the Bank’s rights in connection therewith shall constitute a prohibited transaction under ERISA and/or the Code.
          SECTION 6.4. Rights and Remedies with Respect to Borrower Event of Default. Upon the occurrence of any Borrower Event of Default described in Sections 6.3(e), (f), (g), (i) or (j) with respect to such Borrower, (i) the unpaid principal amount of, and any and all accrued interest on, the Loans made to such defaulting Borrower and any and all accrued fees and other Obligations of such defaulting Borrower hereunder shall automatically become immediately due and payable by such defaulting Borrower, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting Borrower and (ii) the Administrative Agent shall have the right to immediately make a claim under the Guaranty for, and demand payment by the Guarantors of, the amounts set forth in subclause (i) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any of the Banks against the defaulting Borrower); and upon the occurrence and during the continuance of any other Borrower Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Majority Banks shall), by written notice to such defaulting Borrower and each Guarantor, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents to which such defaulting Borrower is a party, (x) declare that the unpaid principal amount of and any and all accrued and unpaid interest on the Loans made to such defaulting Borrower and any and all accrued fees and other Obligations of such defaulting Borrower hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents to which such defaulting Borrower is a party) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting Borrower and (y) immediately make a claim under the Guaranty for, and demand payment by, the Guarantors of such amounts set forth in subclause (x) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any of the Banks against the defaulting Borrower).
          SECTION 6.5. Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Majority Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Majority Banks are unable to reach agreement, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.
          SECTION 6.6. Notice of Default. The Administrative Agent shall give notice to the Credit Parties of a Default promptly upon being requested to do so by the Majority Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank, a Borrower or a Guarantor referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send any Borrower or Guarantors a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.
          SECTION 6.7. Actions in Respect of Letters of Credit. (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder (regardless of on whose behalf it shall have been issued) and a Guarantor Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the Banks, may, and upon the demand of the Majority Banks shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon each Borrower for whom a Letter of Credit was issued, and forthwith upon such demand (but in any event within ten (10) days after such demand), each such Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit issued for the account of such Borrower. If, at any time and from time to time, any Letter of Credit shall have been issued hereunder for the account of any Borrower and a Borrower Event of Default shall have occurred and be continuing with respect to such Borrower, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the Banks, may, and upon the demand of the Majority Banks shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon such defaulting Borrower for whom a Letter of Credit was issued, and forthwith upon such demand (but in any event within ten (10) days after such demand), such defaulting Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to the amount of the Letter of Credit Usage under such Letters of Credit issued for the account of such defaulting Borrower. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the Prime Rate.
          (b) Each Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):
               (i) the Letter of Credit Collateral Account, all cash of such Borrower deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;
               (ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral of such Borrower;
               (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral of such Borrower; provided that, if no Event of Default has occurred and is continuing, any interest, dividends or other earnings received with respect to the Letter of Credit Collateral shall be distributed to Borrower on a monthly basis; and

               (iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.
The lien and security interest granted hereby secures the payment of all obligations of such Borrower now or hereafter existing hereunder and under any other Loan Document.
          (c) Each Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds of such Borrower are deposited in the Letter of Credit Collateral Account, funds of such Borrower then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by such Borrower to the Banks in respect of the Letters of Credit issued for the account of such Borrower.
          (d) Neither a Borrower nor any Person claiming or acting on behalf of or through such Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Sections 6.7(b) and (h) hereof.
          (e) Each Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral of such Borrower or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral of such Borrower, except for the security interest created by this Section 6.7.
          (f) If any Event of Default shall have occurred and be continuing:
               (i) With respect to any Guarantor Event of Default, the Administrative Agent may, in its sole discretion, without notice to the Credit Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral of any Borrower first, (x) amounts previously drawn on any Letter of Credit issued for the account of such Borrower that have not been reimbursed by the applicable Borrower and (y) any Letter of Credit Usage of such Borrower described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable, in such order as the Administrative Agent shall elect. With respect to any Borrower Event of Default relating to any Borrower, the Administrative Agent may, in its sole discretion, without notice to the Credit Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral of such Borrower first, (x) amounts previously drawn on any Letter of Credit issued for the account of such Borrower that have not been reimbursed by such Borrower and (y) any Letter of Credit Usage of such Borrower described in clause (ii) of the definition thereof that are then due and payable from such Borrower and second, any other unpaid Obligations of such Borrower then due and payable, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 6.7 are in addition to any rights and remedies which any Bank may have.
               (ii) The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.
          (g) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.
          (h) At such time as all Events of Default have been cured or waived in writing, all amounts of any Borrower remaining in the Letter of Credit Collateral Account shall be promptly returned to such Borrower and, in the case of Letters of Credit maturing after the Maturity Date, upon the return of any such Letter of Credit, any amount attributable to such Letter of Credit shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds of any Borrower held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of such Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to such Borrower or to whomsoever may be lawfully entitled to receive such surplus.
          SECTION 6.8. Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary but subject to the provisions of Section 9.16 hereof, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.4).
ARTICLE VII
THE ADMINISTRATIVE AGENT
          SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and no Credit Party shall have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall each act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Credit Parties.
          SECTION 7.2. Agency and Affiliates. Sumitomo Mitsui Banking Corporation has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent and Sumitomo Mitsui Banking Corporation and each of its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Credit Parties or any Subsidiary or affiliate of the Credit Parties as if it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include Sumitomo Mitsui Banking Corporation in its individual capacity.
          SECTION 7.3. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall administer the Loans in the same manner as it administers its own loans.
          SECTION 7.4. Consultation with Experts. As between Administrative Agent on the one hand and the Banks on the other hand, the Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
          SECTION 7.5. Liability of Administrative Agent. As between Administrative Agent on the one hand and the Banks on the other hand, neither the Administrative Agent nor any of its affiliates nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between Administrative Agent on the one hand and the Banks on the other hand, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Credit Parties; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent on the one hand and the Banks on the other hand, Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
          SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Credit Parties) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from any Credit Party, or any other party liable therefor in connection with such indemnification, Administrative Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. Administrative Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from such Credit Party or such other party liable therefor.
          SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
          SECTION 7.8. Successor Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Credit Parties and the Administrative Agent, shall resign in the event its Commitment (without participants) is reduced to less than the Commitment of any other Bank. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent shall be subject to Fronting Bank’s approval and, provided no Guarantor Event of Default has occurred and is then continuing, be subject to AMB LP’s approval, which approval (in both cases) shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Banks and approved by AMB LP and the Fronting Bank, and shall have accepted such appointment, within 30 days after the retiring

Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Administrative Agent who shall act until the Majority Banks shall appoint an Administrative Agent. Any appointment of a successor Administrative Agent by the Majority Banks or the retiring Administrative Agent pursuant to the preceding sentence shall be subject to the approval of the Fronting Bank approval and, provided no Guarantor Event of Default has occurred and is then continuing, AMB LP’s approval, which approval (in either case) shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent. For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination Administrative Agent in its capacity as a Bank, as applicable), or if the Administrative Agent becomes a Defaulting Bank (as determined by the Majority Banks other than the Administrative Agent in its capacity as a Bank, and the Borrower), Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to Administrative Agent and Borrower. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.
          SECTION 7.9. Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by a Borrower or any Guarantor in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof ), and (v) shall include the following clause in capital letters, “FAILURE TO RESPOND TO THIS NOTICE WITHIN THE BANK REPLY PERIOD SHALL BE DEEMED CONSENT TO THE RECOMMENDATION SET FORTH HEREIN”. Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such

Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Majority Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent (or deemed approval or consent, as the case may be) shall follow the course of action or determination of the Majority Banks or all the Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action), as the case may be.
          SECTION 7.10. Cooperation with Asset Liquidation Plan Amendments. Each Qualified Borrower which is a TMK (“TMK Qualified Borrower”) may be required from time to time to amend its Asset Liquidation Plan as a result of (i) certain of its actions taken in accordance with, or not prohibited by, this Agreement, (ii) its status as a Qualified Borrower under this Agreement, or (iii) certain actions to be taken by such TMK Qualified Borrower in connection with any indebtedness to be obtained by such TMK Qualified Borrower, provided such indebtedness does not violate this Agreement (“TMK Permitted Indebtedness”). The Administrative Agent and each of the Banks acknowledges the foregoing and hereby consents to any and all amendments to each TMK Qualified Borrower’s Asset Liquidation Plan which is required as a result of (i) such TMK’s respective actions taken in accordance with, or not prohibited by, this Agreement, (ii) its status as a Qualified Borrower under this Agreement, or (iii) such TMK Qualified Borrower’s actions to be taken in accordance with a TMK Permitted Indebtedness, except to the extent any such amendment materially adversely affects the rights and/or remedies of any such Bank hereunder. The Administrative Agent and each of the Banks shall reasonably cooperate with any TMK Qualified Borrower, at such TMK Qualified Borrower’s sole cost and expense, in amending its Asset Liquidation Plan and timely provide any TMK Qualified Borrower with such executed consents, acknowledgments of notice or other documents as such TMK Qualified Borrower may reasonably request or as may be required by the applicable Japanese governmental authorities to so amend its Asset Liquidation Plan. In furtherance of the foregoing, each Bank shall execute and deliver to the Administrative Agent on the Closing Date twenty (20) originals of the “Prior Consent Concerning Amendment to Asset Liquidation Plan” in the form of Exhibit F (the “Consents”), and the Banks hereby authorize the Administrative Agent to complete one or more of such Consents and deliver the same in the event any TMK Qualified Borrower seeks to amend its Asset Liquidation Plan in accordance with this Section 7.10, provided that any action described in such Consent must not violate this Agreement. Within ten (10) days of the request of the Administrative Agent during the Term, each Bank shall promptly execute and deliver such additional Consents as may be so requested and necessary for the purposes set forth in this Section 7.10. Notwithstanding the foregoing, if such amendment is immaterial as set forth in Article 151, Section 3, Item 1 of the TMK Law, no consent of the Administrative Agent nor of any Bank shall be required.

ARTICLE VIII
CHANGE IN CIRCUMSTANCES
          SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Yen LIBOR Borrowing, the Administrative Agent determines in good faith that deposits in Yen (in the applicable amounts) are not being offered in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to AMB LP and the Banks, whereupon until the Administrative Agent notifies AMB LP and the Banks that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Yen LIBOR Loans shall be suspended. In such event, unless the applicable Borrower notifies the Administrative Agent on or before the second (2nd) Business Day before, but excluding, the date of any Yen LIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event the Administrative Agent shall determine in good faith the appropriate rate of interest after consultation with the Borrower and the Banks).
          If, at any time, the obligations of the Banks to make Yen LIBOR Loans shall be suspended pursuant to the terms of this Section 8.1, with respect to any Bank that has previously notified the Administrative Agent and Borrower that it is unable to make a Base Rate Loan which notice has not been withdrawn, AMB LP shall have the right, upon five (5) Business Day’s notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(c).
          SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Lending Office) (x) to make, maintain or fund its Yen LIBOR Loans, or (y) to participate in any Letter of Credit issued by the Fronting

Bank, or, with respect to the Fronting Bank, to issue a Letter of Credit, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Credit Parties, whereupon until such Bank notifies the Credit Parties and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described in clause (x) above to make Yen LIBOR Loans, or in the case of the event described in clause (y) above, to participate in any Letter of Credit issued by the Fronting Bank or, with respect to the Fronting Bank, to issue any Letter of Credit, shall be suspended. With respect to Yen LIBOR Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Yen LIBOR Loans to maturity and shall so specify in such notice, the applicable Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Yen LIBOR Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that such Borrower would otherwise be obligated to pay pursuant to Section 2.15 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Yen LIBOR Loans of the other Banks), and such Bank shall make such a Base Rate Loan (unless such Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event the Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Bank).
          If at any time, it shall be unlawful for any Bank to make, maintain or fund its Yen LIBOR Loans, AMB LP shall have the right, upon five (5) Business Day’s notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest thereon, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.11(c).
          SECTION 8.3. Increased Cost and Reduced Return.
          (a) If, on or after the date hereof, the adoption or phase in of any applicable law, rule or regulation, or any change in any applicable law, rule, directive, guideline, decision, or regulation, or any change in the interpretation, re-interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) made at the Closing Date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Japanese Central Bank), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Effective Date affecting such Bank’s Yen LIBOR Loans, its Note, or its obligation to make Yen LIBOR Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Yen LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect to such Yen LIBOR Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank such additional amount or amounts attributable to the Yen LIBOR Loans made to such Borrower (based upon a reasonable allocation thereof by such Bank to the Yen LIBOR Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
          (b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank such additional amount or amounts attributable to the Yen LIBOR Loans made to such Borrower as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
          (c) Each Bank will promptly notify AMB LP and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify AMB LP of any such event within ninety (90) days following the end of the month during which such event occurred, then the applicable Borrower’s and Guarantor’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified AMB LP of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
          (d) If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, AMB LP shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(c).
          SECTION 8.4. Taxes.
          (a) Any and all payments by any Credit Party to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If a Credit Party shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank, the Fronting Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Credit Party shall make such deductions, (iii) the Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.
          (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note made by such Borrower, any Security Documents of such Borrower or any Letter of Credit issued for the account of such Borrower or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note made by such Borrower, any Security Documents of such Borrower or any Letter of Credit issued for the account of such Borrower (hereinafter referred to as “Other Taxes”).
          (c) In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Credit Parties of such event in writing within a reasonable period following receipt of knowledge thereof. If such Bank shall fail to notify the Credit Parties of any such event within ninety (90) days following the end of the month during which such event occurred, then such Credit Partys’ liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Credit Parties of the occurrence of such event.
          (d) Each Borrower agrees to indemnify each Bank, the Fronting Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes for which such Borrower is liable under this Section 8.4 (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank, the Fronting Bank or the Administrative Agent (as the case may be) and, so long as such Bank, the Fronting Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank, the Fronting Bank or the Administrative Agent (as the case may be) makes demand therefor.

          (e) Each Bank confirms to the Administrative Agent and to each Credit Party (on the date hereof or, in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is Qualified Institutional Investor and each Bank shall promptly notify the Administrative Agent and each Credit Party if there is any change in its status as a Qualified Institutional Investor.
          (f) Each Bank will promptly on request by any Borrower incorporated under the laws of Japan or borrowing through its registered branch in Japan take all reasonable steps (if any) required to be taken to establish entitlement to exemption for such Borrower from withholding under any applicable Japanese laws and any applicable double tax treaty, including satisfying any reasonable information, reporting or other requirement and completion and filing of relevant forms, claims, declarations and similar documents and shall provide such Borrower with copies of all forms, claims, declarations and similar documents filed for such purpose.
          (g) Each Bank which is established under the laws of a jurisdiction other than Japan and which is acting hereunder through a Lending Office in Japan agrees that it shall, if necessary, from time to time obtain from the relevant tax authorities a certificate certifying that such payment constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) and deliver such certificate to each Borrower as required by Article 180, unless prevented from so doing as a result of the introduction of, or any change in, or any change in the interpretation or the application of, any law or regulation or as a result of compliance with any law or regulation made after the date of this Agreement. Upon reasonable demand by any Credit Party to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Credit Party, or to such government or taxing authority as the Credit Party may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Credit Party to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Credit Party making such demand and to be executed and to be delivered with any reasonably required certification.
          (h) For any period with respect to which a Bank has failed to provide any Borrower with the appropriate form pursuant to Section 8.4(g) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(d) with respect to Non-Excluded Taxes;

provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as such Borrower shall incur no cost or liability as a result thereof.
          (i) If any Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
          (j) If at any time, any Bank shall be owed amounts pursuant to this Section 8.4, AMB LP shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(c).
          SECTION 8.5. Base Rate Loans Substituted for Affected Yen LIBOR Loans. If (i) the obligation of any Bank to make Yen LIBOR Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Yen LIBOR Loans and any Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
          (a) such Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Yen LIBOR Loans and thereafter all Loans which would otherwise be made by such Bank to such Borrower as Yen LIBOR Loans shall be made instead as Base Rate Loans (unless such Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event the Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Bank); and
          (b) after each of its Yen LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such Yen LIBOR Loans shall be applied to repay its Base Rate Loans instead (and after each of its Base

Rate Loans has been repaid, all payments of principal shall be applied to repay any remaining outstanding Loans), and
          (c) such Borrower will not be required to make any payment which would otherwise be required by Section 2.15 with respect to such Yen LIBOR Loans converted to Base Rate Loans (or other Loans) pursuant to clause (a) above.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of each of the Credit Parties, to AMB LP at its address, telex number or facsimile number set forth on Exhibit G attached hereto, (y) in the case of the Administrative Agent, at its address, telex number or facsimile number set forth on Exhibit G attached hereto, or (z) in the case of any Bank, at its address, telex number or facsimile number set forth in its Administrative Questionnaire. The Administrative Agent agrees to provide AMB LP with the address, telex number or facsimile number for each Bank. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 48 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.
          SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          SECTION 9.3. Expenses; Indemnification.
          (a) The Guarantors and, in the case of clause (iii) below, each Credit Party (provided each Borrower shall only be liable for the enforcement costs incurred with respect to the Loan Documents to which such Borrower is a party, provided, further, the Guarantors shall be liable for all enforcement costs incurred with respect to all of the Loan Documents) shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP ), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents including, without limitation, the Notes and Security Documents and any other instruments referred to therein, and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which any Credit Party is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which any Credit Party is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).
          (b) Each Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by such Borrower or its Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by such Borrower or any of its Environmental Affiliates, including, without limitation, all on-site and off-site activities of such Borrower or any of its Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty of such

Borrower and/or any Guarantor set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. Each Borrower’s obligations under this Section shall survive the termination of this Agreement, the release of a Qualified Borrower pursuant to Section 2.21 and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, each Borrower shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties of such Borrower and/or any Guarantor.
          SECTION 9.4. Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of, any Credit Party against and on account of the Obligations of any Credit Party then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank (provided, however, with respect to any Borrower Event of Default, each Bank shall have the right to exercise any or all of the foregoing rights only with respect to the defaulting Borrower and the Obligations of such defaulting Borrower). Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it or, in the case of the Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or Letter of Credit issued or participated in by such other Bank shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of any Credit Party other than its indebtedness under the Notes, the Guaranty or the Letters of Credit. Each Credit Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or a Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Credit Party in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with a Credit Party, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.
          SECTION 9.5. Amendments and Waivers.
          (a) Except as provided below in Section 9.5(b), any provision of this Agreement or the Notes or the Letters of Credit or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Credit Parties and the Majority Banks (and, if the rights or duties of the Administrative or the Fronting Bank in their capacity as Administrative Agent or the Fronting Bank, as applicable, including, without limitation, those set forth in Section 9.16, are affected thereby, by the Administrative Agent or the Fronting Bank, as applicable); provided that no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release the Guaranty or (vi) modify the provisions of this Section 9.5.

          (b) The provisions in Sections 5.1, 5.8 through 5.14 and 6.1(b) through (i) and (l) through (r) of this Agreement contain essentially the same provisions with respect to AMB Corporation and AMB LP as those contained in Sections 5.1, 5.8 through 5.14 and 6.1(b) through (i) and (l) through (r) of the U.S. Revolving Credit Agreement (the “AMB Revolver Provisions”). In the event that either Guarantor, Administrative Agent and/or one or more administrative agents under any of the AMB Credit Agreements propose to modify, waive or restate, or request a consent or approval with respect to, the AMB Revolver Provisions (and related definitions) in any AMB Credit Agreement in writing (which may include a written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, restatement or waiver (other than an actual Event of Default under Section 6.1(b) with respect to the covenants contained in Section 5.8 only)) (individually, a “Covenant Modification”) and request corresponding changes to this Agreement, then any such Covenant Modifications shall be subject to the approval of the Requisite Lenders and, simultaneously with approval of such Covenant Modifications by the Requisite Lenders, this Agreement shall be deemed modified or restated, or such waiver, consent or approval shall be deemed granted, in a manner consistent with such approved Covenant Modifications; provided, however, that all the Banks shall have received notice of any such proposed Covenant Modification, together with reasonable time to respond thereto. If requested by a Guarantor or the Administrative Agent, the Borrower, the Guarantors, the Administrative Agent and each Bank shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval. Notwithstanding the foregoing, however, nothing in this Section 9.5(b) shall be deemed to affect the rights of each Bank under subsections (i)-(vi) of the proviso of Section 9.5(a) and no Covenant Modification shall be deemed to effect a change to such provisions. In addition, the Guarantors will be obligated to pay to the Administrative Agent and the Banks fees calculated in the same manner as any and all fees as Guarantors shall pay to the agents and the lenders under the other AMB Credit Agreements in connection with any such approved Covenant Modification. For the purposes of this Section 9.5(b), “AMB Credit Agreements” means (i) this Agreement, (ii) the U.S. Revolving Credit Agreement, (iii) the European Term Credit Agreement, and (iv) any other credit agreement or loan agreement under which AMB LP is a borrower or guarantor, which contains any financial covenants applicable to AMB LP that are substantially similar to the financial covenants set forth in the U.S. Revolving Credit Agreement from the date designated by AMB LP from time to time in a written notice to the Administrative Agent until the date AMB LP revokes such designation in a written notice to the Administrative Agent, in each case, as any of the foregoing may be further amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time. In addition, for the purposes of this Section 9.5(b) only, “Requisite Lenders” means at any time the lenders (including the Banks) having at least 51% of the aggregate amount of (i) all commitments under any Credit Agreement for which the lender commitments are still in effect, and (ii) the aggregate unpaid principal amount of the loans under any Credit Agreement under which the lender commitments have been terminated. For purposes of calculating the Requisite Lenders, (x) in the case of swingline loans, the amount of each lender’s funded participation interest in such swingline loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of swingline loans owing to the swingline lender shall be considered as reduced by the amount of such funded participation interests, and (y) in the case of letters of credit, the amount of each lender’s participation. in any such letter of credit shall be considered as if it were a direct loan from such lender.
          (c) The parties hereto agree and acknowledge that the Borrower and the Guarantors have requested, and the Banks have agreed, that this Agreement shall be modified for the following purposes: (i) to permit, at Borrower’s option, borrowings (including Letters of Credit) denominated in Hong Kong Dollars and/or Singapore Dollars (and such other alternate currencies in such amounts as may be agreed upon by Borrower and the applicable Participating Banks (as defined below) in such alternate currencies) (each, an “Alternate Currency”) as agreed by the Participating Banks in their sole discretion so long as (i) such currency is freely transferable and freely convertible to Yen and (ii) AMB LP’s credit rating is investment grade from either S&P or Moody’s, (ii) to permit the use of the proceeds for the acquisition and development of real estate properties, or for other real estate purposes, in the countries in which any other Alternate Currency is the lawful currency, (iii) to permit the admission of one or more entities satisfying the definition of Qualified Borrower as Qualified Borrowers for the purpose of facilitating real estate investments in Japan or other regions of Asia in which any Alternate Currency is the lawful currency, (iv) to provide for the interest rate with respect to borrowings denominated in Hong Kong Dollars to be HIBOR plus the Applicable Margin, the interest rate with respect to borrowings denominated in Singapore Dollars to be SIBOR plus the Applicable Margin and, with respect to any other Alternate Currency, to specify the interest types and rates applicable to borrowings in each other Alternate Currency as agreed to by the Guarantors and the Participating Banks in such Alternate Currency, (v) to provide that borrowings (including Letters of Credit) in any Alternate Currency shall be made from the applicable Participating Banks as part of their existing Commitments so that the Yen equivalent amount of the principal amount of the Committed Loans by such Bank together with the Yen equivalent amount of such Bank’s Pro Rata Share of the outstanding Letter of Credit Usage shall not exceed the amount of its Commitment, (vi) to the extent that borrowings (including Letters of Credit) denominated in Yen or any Alternate Currency of any Participating Bank would not permit such Bank to participate on a full Pro Rata Share basis in any borrowings (including Letters of Credit) denominated in Yen, to permit such borrowings (including Letters of Credit) denominated in Yen to be on a pro rata basis until the Commitment of any such Participating Bank has been reached and thereafter to be made on a pro rata basis only among the remaining Banks whose Commitments have not yet been reached, (vii) to the extent that borrowings (including Letters of

Credit) denominated in Yen of any Participating Bank would not permit such Bank to fully participate in any borrowings (including Letters of Credit) denominated in an Alternate Currency, to permit borrowings (including the reallocation of Bank participations in Letters of Credit) denominated in Yen from the non Participating Banks in order to repay existing borrowings (including the reduction of any Participating Bank’s participation in Letters of Credit denominated in Yen) of such Participating Banks in order to permit such Participating Banks to participate to the fullest extent possible in such borrowings (including Letters of Credit) denominated in an Alternate Currency, and (viii) to provide that the Yen equivalent of all outstanding borrowings (including Letters of Credit) denominated in an Alternate Currency shall be calculated by the Administrative Agent monthly and at the time of each borrowing and that (A) if at any time the Yen equivalent of all outstanding borrowings (including Letters of Credit) in any Alternate Currency shall exceed 105% the maximum amount permitted for such Alternate Currency, then the Guarantors, within three (3) Business Days after notice thereof from the Administrative Agent, shall repay (or cause the applicable Borrowers to repay) all or a portion of such borrowings (or reduce the amount of outstanding Letters of Credit denominated in such Alternate Currency) in such amount so that the aggregate thereof shall not exceed the maximum permitted, (B) if at any such time the Yen equivalent of the sum of (i) all outstanding Loans, and (ii) the outstanding Yen equivalent of the Letter of Credit Usage, so determined by the Administrative Agent, in the aggregate, exceeds 105% of the Facility Amount, Guarantors, within three (3) Business Days after notice thereof from the Administrative Agent, shall repay (and cause the applicable Borrowers to repay) all or a portion of such Loans (or reduce the amount of outstanding Letters of Credit), otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment or reduction, the Yen equivalent outstanding of such Loans and Letter of Credit Usage does not exceed the Facility Amount (such amendment, the “Amendment”). Any Bank which is a party to this Agreement prior to the Amendment, at its sole discretion, may elect (but shall have no obligation) to participate in and make available borrowings in any Alternate Currency (each a “Participating Bank” as to such Alternate Currency). Notwithstanding anything to the contrary contained in this Agreement, the Amendment shall only require the approval of the Participating Banks as to any Alternate Currency and the Amendment shall not require the consent of those Banks who elect to not so participate. Borrower shall reimburse the Banks for all costs actually incurred by the Banks in connection with the Amendment as contemplated by this Section 9.5(c). With respect to any Alternate Currency, the Borrower and the Banks agree to use good faith efforts to finalize and execute the Amendment providing for such Alternate Currency within 180 days of the date that Borrower delivers to the Administrative Agent a request for such Alternate Currency and shall use commercially reasonable efforts to finalize and execute any additional agreements reasonably requested by the Administrative Agent to evidence the transactions contemplated hereby and thereby.
          SECTION 9.6. Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Credit Parties may not assign or otherwise transfer any of their rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.
          (b) Prior to the occurrence of a Guarantor Event of Default, any Bank may at any time, grant to an existing Bank, one or more banks, finance companies, insurance companies or other financial institutions which are Qualified Institutional Investors (a “Participant”) in minimum amounts of not less than JPY350,000,000 (or any lesser amount in the case of participations to an existing Bank) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of a Guarantor Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans. Any participation made during the continuation of a Guarantor Event of Default shall not be affected by the subsequent cure of such Guarantor Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Credit Parties and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Credit Parties and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Credit Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Credit Parties agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.
          (c) Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of a Guarantor Event of Default, in minimum amounts of not less than JPY350,000,000 and integral multiple of JPY1,000,000 thereafter (or any lesser amount in the case of assignments to an existing Bank) and (ii) after the occurrence and during the continuance of a Guarantor Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit H hereto executed by such

Assignee and such transferor Bank; provided, that such assignment shall be subject to the Administrative Agent’s, the Fronting Bank’s and, if no Guarantor Event of Default shall have occurred and be continuing, AMB LP’s consent, which consents shall not be unreasonably withheld or delayed; and provided further that if an Assignee is an affiliate of such transferor Bank (unless such transferor Bank is a Defaulting Bank) or was a Bank (unless such Bank is a Defaulting Bank) immediately prior to such assignment, AMB LP’s consent shall not be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and each Borrower shall make appropriate arrangements so that, if required and in accordance with Section 2.6 hereof, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of US$3,500. If the Assignee is established under the laws of a jurisdiction other than Japan and is acting hereunder through a Lending Office in Japan, it shall deliver to AMB LP and the Administrative Agent a certificate from the relevant tax authorities certifying that any and all payments by a Credit Party to or for the account of the Assignee constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) in accordance with Section 8.4. Any assignment made during the continuation of a Guarantor Event of Default shall not be affected by any subsequent cure of such Guarantor Event of Default.
          (d) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with AMB LP’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
          (e) No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.
          (f) Anything in this Agreement to the contrary notwithstanding, so long as no Guarantor Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than JPY350,000,000 unless as a result of a cancellation or reduction of the aggregate Commitments (or in the case of the Administrative Agent, less than the Commitment of any other Bank); provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.
          SECTION 9.7. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
          SECTION 9.8. Governing Law; Submission to Jurisdiction; Judgment Currency. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).
          (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each Credit Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Credit Parties at its address set forth below or in the applicable Qualified Borrower Joinder Agreement. Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
          (c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.
          (d) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Credit Parties to make payments in any currency of the principal of and interest on the Loans of any Borrower and any other amounts due from each Credit Party hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.
          SECTION 9.9. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent and the Credit Parties of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 9.11. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.
          SECTION 9.12. Intentionally Deleted.
          SECTION 9.13. Limitation of Liability. No claim may be made by any Credit Party or any other Person acting by or through Borrower against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          SECTION 9.14. Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Credit Parties. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of any Credit Party or any general partner of any Credit party (other than AMB Corporation as the General Partner of AMB LP), in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.
          SECTION 9.15. Confidentiality. The Administrative Agent and each Bank shall use reasonable efforts to assure that information about the Credit Parties and their Subsidiaries and Investment Affiliates, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Bank pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan and other transactions between such Bank and the Credit Parties, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Banks hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.15, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided, however, that in the event a Bank receives a summons or subpoena to disclose confidential information to any party, such Bank shall, if legally permitted, endeavor to notify AMB LP thereof as soon as possible after receipt of such request, summons or subpoena and the Credit Parties shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Credit Parties and Administrative Agent may deem reasonable.
          SECTION 9.16. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
          (a) fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.9(a);
          (b) the Commitment of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.5); except (i) such Defaulting Bank’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Bank (except as otherwise provided herein) without such Defaulting Bank’s consent; and
          (c) if any Letters of Credit are outstanding at the time such Bank becomes a Defaulting Bank then:
(i) provided that no Default or Event of Default shall have occurred and be outstanding as of the date on which the applicable Bank becomes a Defaulting Lenders, all or any part of the obligations of such Defaulting Bank under any such Letter of Credit shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro Rata Share but only to the extent the sum of all non-Defaulting Banks’ outstanding Commitments (it being understood that under no circumstances shall any Bank at any time be liable for any amounts in excess of its Commitment) plus such Defaulting Bank’s obligations under such Letters of Credit does not exceed the total of all non-Defaulting Banks’ Commitments;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Fronting Bank only the Borrower’s obligations corresponding to such Defaulting Bank’s Pro Rata Share of all outstanding Letters of Credit (such Defaulting Bank’s “LC

Exposure”) (after giving effect to any partial reallocation pursuant to clause (i) above) (such Defaulting Bank’s “Collateralized LC Exposure”) by paying to the Administrative Agent on behalf of the Fronting Bank, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Defaulting Bank’s Collaterized LC Exposure. Interest shall accrue on such Letter of Credit Collateral in accordance with the provisions of Section 6.7. Such Letter of Credit Collateral shall be held and applied for the benefit of the Fronting Bank only and otherwise in accordance with the provisions of Section 6.7 for so long as such Letters of Credit are outstanding;
(iii) if the Borrower cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.9(b) with respect to such Defaulting Bank’s Pro Rata Share of the Letters of Credit during the period such Defaulting Bank’s Pro Rata Share of the Letters of Credit is cash collateralized;
(iv) if the LC Exposure of the non-Defaulting Banks is reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.9(a) and Section 2.9(b) shall be adjusted in accordance with such non-Defaulting Banks’ Pro Rata Shares; and
(v) if all or any portion of such Defaulting Bank’s Pro Rata Share of all outstanding Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Fronting Bank or any other Bank hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such Letters of Credit) and Letter of Credit Fees payable under Section 2.9(b) with respect to such Defaulting Bank’s obligations under the Letters of Credit shall be payable to the Fronting Bank until and to the extent that such obligations under the Letters of Credit are reallocated and/or cash collateralized; and
(vi) so long as such Bank is a Defaulting Bank, the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure of the Defaulting Bank will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateralized in accordance with this Section 9.16(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 9.16(c)(i) (and such Defaulting Bank shall not participate therein).
          (d) In the event that the Administrative Agent, the Borrower and the Fronting Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the obligations under the Letters of Credit of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share and all Letter of Credit Collateral deposited or then held with respect to such Bank’s LC Exposure shall be delivered to the Borrower.
          (e) If at any time any Bank becomes a Defaulting Bank, then until such time as such Defaulting Bank has adequately remedied all matters required under and in accordance with Section 9.16(d), the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Defaulting Bank for an amount equal to such Defaulting Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Defaulting Bank for such amount, which offer such Defaulting Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Defaulting Bank, together with interest and all other amounts due thereon, upon which event, such Defaulting Bank’s Commitment shall be deemed to be cancelled pursuant to Section 2.11(e).
          (f) Without limitation of any other provision of this Agreement, each Bank hereby irrevocably appoints the Administrative Agent and its officers and agents, until the expiration of the Term, as such Bank’s true and lawful attorney-in-fact (which appointment is coupled with an interest and is irrevocable), with full power of substitution, to, after any Bank has become a Defaulting Bank, sign the name of such Defaulting Bank on any Consent and to deliver such Consent to any Qualified Borrower that is a TMK if such Consent is required to be delivered pursuant to the terms of this Agreement.
          SECTION 9.17. Banks’ ERISA Covenant. Each Bank, by its signature hereto or on the applicable Transfer Supplement, hereby agrees (a) that on the date any Loan is disbursed hereunder no portion of such Bank’s Pro Rata Share of such Loan will constitute “assets” within the meaning of 29 C.F.R. § 2510.3-101 of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code, and (b) that following such date such Bank shall not allocate such Bank’s Pro Rata Share of any Loan to an account of such Bank if such allocation (i) by itself would cause such Pro Rata Share of such Loan to then constitute “assets” (within the meaning of 29 C.F.R. § 2510.3-101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code and (ii) by itself would cause such Loan to constitute a prohibited transaction under ERISA or the Code (which is not exempt from the restrictions of Section 406 of ERISA and Section 4975 of the Code and the taxes and penalties imposed by Section 4975 of the Code and Section 502(i) of ERISA) or Administrative Agent or any Bank being deemed in violation of Section 404 of ERISA.
          SECTION 9.18. Bank Ceasing to be a Qualified Institutional Investor.
          (a) Each Bank agrees that it shall immediately provide notice to the Administrative Agent and AMB LP upon its receipt of knowledge that it will cease to be a Qualified Institutional Investor pursuant to the applicable laws of Japan.
          (b) In the event that during the Term any Bank ceases to be a Qualified Institutional Investor (such Bank, the “Non-QII Bank”), (i) the Non-QII Bank shall immediately provide notice thereof to the Administrative Agent and AMB LP (to the extent the Non-QII Bank has not already provided such notice pursuant to 9.18(a) above) and (ii) regardless of whether the Non-QII Bank has actually delivered any such notice to the Administrative Agent and/or AMB LP, the Administrative Agent shall have the immediate right, and shall use best efforts, to cause the Non-QII Bank to assign to a Qualified Institution all of the Non-QII Bank’s rights and obligations under this Agreement, the Notes and the other Loan Documents in accordance with Section 9.6(c), subject to the terms and conditions of Article 9.6, as applicable.
          (c) In the event the Administrative Agent is unable to cause the assignment of the Non-QII Bank’s rights and obligations under this Agreement, the Notes and the other Loan Documents, and provided that the total amount of Commitments outstanding with respect all of the Banks other than the Non-QII Bank (such Banks, the “QII Banks”) exceeds the total outstanding Loans of the Non-QII Bank as of such date, each of the Borrowers shall be deemed to have made a Base Rate Borrowing for the amount of such outstanding Commitments necessary to pay in full the total outstanding Loans of the Non-QII Bank (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event each of the Borrowers shall be deemed to have made a Yen LIBOR Borrowing with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) for the amount of such outstanding Commitments necessary to pay in full the total outstanding Loans of the Non-QII Bank (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied)). Such Borrowings shall be used to pay the Non-QII Bank’s Loans in full. Upon payment in full of the Loans of the Non-QII Bank, the Non-QII Bank shall cease to be a Bank hereunder.
          (d) In the event the Administrative Agent is unable to cause the assignment of the Non-QII Bank’s rights and obligations under this Agreement, the Notes and the other Loan Documents, and the total outstanding Loans of the Non-QII Bank exceed the total amount of Commitments outstanding with respect all of the QII Banks as of such date, each of the Borrowers shall be deemed to have made a Base Rate Borrowing for the total amount of such outstanding Commitments (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event each of the Borrowers shall be deemed to have made a Yen LIBOR Borrowing with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) for the total amount of such outstanding Commitments (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied)). Such Borrowings shall be applied toward the payment of the Non-QII Bank’s Loans and AMB LP shall pay the balance of the Non-QII Bank’s Loans to the extent AMB LP has funds available. To the extent AMB LP does not have funds available to pay the balance of the Non-QII Bank’s Loans, the Administrative Agent and the Banks shall use reasonable efforts in accordance with applicable laws to reallocate among the Borrowers the remaining outstanding Loans of the Non-QII Bank in such a manner as to minimize the tax liability to the Credit Parties. Upon payment in full of the Loans of the Non-QII Bank, the Non-QII Bank shall cease to be a Bank hereunder.
          (e) Notwithstanding anything to the contrary contained herein, AMB LP shall have the right at any time to pay in full the Loans of any Non-QII Bank.
          SECTION 9.19. Intentionally Deleted.
          SECTION 9.20. Intentionally Deleted.
          SECTION 9.21. USA Patriot Act. Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Bank to identify each Credit Party in accordance with the Act.

          SECTION 9.22. OFAC List.
          (a) The Guarantors certify to the Administrative Agent and each Bank that neither they nor any Borrower has been designated as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list (the “OFAC List”). Upon the request of Administrative Agent given at reasonable intervals, each Guarantor will update the foregoing information.
          (b) Each of the Administrative Agent and each Bank certify to the Guarantors and each Borrower that it has not been designated as a “specially designated national and blocked person” on the OFAC list. Upon the request of any Guarantor or Borrower given at reasonable intervals, the Administrative Agent or any Bank will update the foregoing information.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers outside of Japan as of the day and year first above written.

INITIAL BORROWER:
AMB JAPAN FINANCE Y.K.,
a Japan tokurei yugen kaisha
Sanno Park Tower
11-1 Nagatacho 2-chome
Chiyoda-ku, Tokyo
Michael Augustus Evans
Director

Signature Page to Revolving Credit Agreement

GUARANTORS: AMB PROPERTY, L.P., a Delaware limited partnership
By:	AMB PROPERTY CORPORATION, a Maryland
corporation and its sole general partner

By:	/s/ Thomas S. Olinger
	Name:	Thomas S. Olinger
	Title:	Chief Financial Officer

AMB PROPERTY CORPORATION, a Maryland corporation
By:	/s/ Thomas S. Olinger
	Name:	Thomas S. Olinger
	Title:	Chief Financial Officer
Signature Page to Revolving Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and a Bank
By:	/s/ William G. Karl
	Name:	William G. Karl
	Title:	General Manager

TOTAL COMMITMENT: JPY8,500,000,000
Signature Page to Revolving Credit Agreement

THE BANK OF NOVA SCOTIA, as Documentation Agent and a Bank
By:	/s/ William G. Said
	Name:	William G. Said
	Title:	Vice President & Country Head

TOTAL COMMITMENT: JPY5,500,000,000
Signature Page to Revolving Credit Agreement

MIZUHO CORPORATE BANK, LTD, as Documentation Agent and a Bank
By:	/s/ Noel Purcell
	Name:	Noel Purcell
	Title:	Authorized Signatory

TOTAL COMMITMENT: JPY5,500,000,000
Signature Page to Revolving Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Documentation Agent and a Bank
By:	/s/ John Feeney
	Name:	John Feeney
	Title:	Vice President

TOTAL COMMITMENT: JPY5,000,000,000
Signature Page to Revolving Credit Agreement

SOCIETE GENERALE, as Documentation Agent and a Bank
By:	/s/ Daniel Hwang
	Name:	Daniel Hwang
	Title:	Director

TOTAL COMMITMENT: JPY5,000,000,000
Signature Page to Revolving Credit Agreement

ING BANK N.V., as Managing Agent and a Bank
By:	/s/ Riko Kikuchi
	Name:	Riko Kikuchi
	Title:	Vice President

By:	/s/ Tomomichi Kageyama
	Name:	Tomomichi Kageyama
	Title:	Director

TOTAL COMMITMENT: JPY4,000,000,000
Signature Page to Revolving Credit Agreement

BANK OF CHINA LIMITED, TOKYO BRANCH, as Managing Agent and a Bank
By:	/s/ Ruan Sheng Lin
	Name:	Ruan Sheng Lin
	Title:	General Manager

TOTAL COMMITMENT: JPY4,000,000,000
Signature Page to Revolving Credit Agreement

AOZORA BANK, LTD, as Managing Agent and a Bank
By:	/s/ Geoffrey Crum
	Name:	Geoffrey Crum
	Title:	General Manager

TOTAL COMMITMENT: JPY3,500,000,000
Signature Page to Revolving Credit Agreement

CREDIT AGRICOLE CIB, as a Bank
By:	/s/ Jeremy Bayfield
	Name:	Jeremy Bayfield
	Title:	Managing Director

By:	/s/ Hiroyuki Ueno
	Name:	Hiroyuki Ueno
	Title:	Managing Director

TOTAL COMMITMENT: JPY2,800,000,000
Signature Page to Revolving Credit Agreement

UNITED OVERSEAS BANK LIMITED, LOS ANGELES AGENCY, as a Bank
By:	/s/ Hoong Chen
	Name:	Hoong Chen
	Title:	Senior Vice President & General Manager

TOTAL COMMITMENT: JPY1,200,000,000
Signature Page to Revolving Credit Agreement

Schedule 1.1(a)
Initial Qualified Borrowers

Schedule 1.1(b)
Initial Qualifying Unencumbered Properties
(see attached)

Schedule 2.2(a)
Project Information
Borrower: _______________________________________________________________
Date of Borrowing: ________________________________________________________
Name of Entity to which proceeds will be on-lent (if applicable): ____________________
Project:
A.	Project Name: ______________________________________________________

B.	Project Location: ____________________________________________________

C.	Land Size, if known (estimate): _________________________________________

D.	Building Size, if known (estimate): ______________________________________

E.	Estimated Substantial Completion Date: __________________________________

F.	Estimated Preliminary Project Budget: ___________________________________

Schedule 4.4(b)
Disclosure of
Additional Material Indebtedness

Schedule 5.11(c)(1)
AMB Corporation Investments

Schedule 5.11(c)(2)
AMB Corporation Properties

EXHIBIT G
NOTICE ADDRESSES
Administrative Agent:
Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attn: Charles Sullivan
Phone: 212-224-4178
Facsimile: 212-224-4887
with respect to any notice provided to the Administrative
Agent pursuant to Section 2.21(b), with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attn: Nancy M. Olson
Phone: 312-407-0532
Facsimile: 312-407-8584